                                                                     Exhibit 2.1


                        STOCK PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                         AZTEC TECHNOLOGY PARTNERS, INC.

                                 (the "Seller"),

                             COMPEL, LLC ("Compel"),

                           FORTRAN CORP. ("Fortran"),

                   MAHON COMMUNICATIONS CORPORATION ("Mahon"),

                         MORGENTHALER PARTNERS VI, L.P.

                                 (the "Parent")

                                      AND

                               CMF HOLDINGS, INC.

                                  (the "Buyer")

                                  May 14, 2000


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                                TABLE OF CONTENTS


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INTRODUCTION ................................................................  1

ARTICLE I    PURCHASE AND SALE OF THE GROUP EQUITY ..........................  1
   1.1       Purchase and Sale ..............................................  1
   1.2       Purchase Price .................................................  1
   1.3       The Closing ....................................................  2
   1.4       Post Closing Adjustment ........................................  3

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE SELLER ...................  5
   2.1       Organization, Qualification and Corporate Power ................  5
   2.2       Ownership ......................................................  6
   2.3       Authority ......................................................  7
   2.4       Noncontravention ...............................................  7
   2.5       Subsidiaries ...................................................  7
   2.6       Financial Statements ...........................................  8
   2.7       Absence of Certain Changes .....................................  8
   2.8       Undisclosed Liabilities ........................................ 10
   2.9       Tax Matters .................................................... 10
   2.10      Tangible Personal Property ..................................... 12
   2.11      Owned and Leased Real Property ................................. 12
   2.12      Intellectual Property .......................................... 13
   2.13      Contracts ...................................................... 14
   2.14      Litigation ..................................................... 14
   2.15      Labor Matters .................................................. 14
   2.16      Employee Benefits .............................................. 15
   2.17      Environmental Matters .......................................... 17
   2.18      Legal Compliance ............................................... 18
   2.19      Permits ........................................................ 18
   2.20      Insurance ...................................................... 18
   2.21      Customers and Suppliers ........................................ 18
   2.22      Business Relationships with Affiliates ......................... 19
   2.23      Brokers' Fees .................................................. 19
   2.24      Accounts Receivable ............................................ 19
   2.25      Inventory ...................................................... 19
   2.26      Accounts Payable ............................................... 19
   2.27      Year 2000 A.D. ................................................. 19
   2.28      Solvency ....................................................... 20
   2.29      Accuracy of Representations and Warranties ..................... 20


                                       -i-

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ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER ..... 20
   3.1       Organization ................................................... 20
   3.2       Authorization of Transaction ................................... 20
   3.3       Noncontravention ............................................... 21
   3.4       Broker's Fees .................................................. 21
   3.5       Litigation ..................................................... 21
   3.6       Investment Intent .............................................. 21
   3.7       Financing ...................................................... 22
   3.8       Solvency ....................................................... 22

ARTICLE IV   PRE-CLOSING COVENANTS .......................................... 22
   4.1       Efforts ........................................................ 22
   4.2       Hart-Scott-Rodino Act .......................................... 22
   4.3       Repayment of Indebtedness ...................................... 23
   4.4       Operation of Business .......................................... 23
   4.5       Access ......................................................... 23
   4.6       Notification ................................................... 23
   4.7       Exclusivity .................................................... 24
   4.8       Insurance ...................................................... 26

ARTICLE V    CONDITIONS PRECEDENT TO CLOSING ................................ 26
   5.1       Conditions to Obligations of the Parent and the Buyer .......... 26
   5.2       Conditions to Obligations of the Seller ........................ 28

ARTICLE VI   INDEMNIFICATION ................................................ 29
   6.1       Indemnification by the Seller .................................. 29
   6.2       Indemnification by the Parent and the Buyer .................... 29
   6.3       Claims for Indemnification ..................................... 29
   6.4       Survival ....................................................... 31
   6.5       Limitations .................................................... 31
   6.6       Treatment of Indemnification Payments .......................... 32
   6.7       Escrow Fund .................................................... 32
   6.8       Termination of the Group's Warranties .......................... 33

ARTICLE VII  TERMINATION .................................................... 33
   7.1       Termination of Agreement........................................ 33
   7.2       Effect of Termination........................................... 34

ARTICLE VIII TAX MATTERS .................................................... 35
   8.1       Preparation and Filing of Tax Returns .......................... 35
   8.2       Special Tax Indemnification by the Seller ...................... 35
   8.3       Special Tax Indemnification by the Parent and the Buyer ........ 36
   8.4       Allocation of Certain Taxes .................................... 37


                                       -ii-

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   8.5       Refunds and Carrybacks ......................................... 37
   8.6       Cooperation on Tax Matters ..................................... 38
   8.7       Tax Election ................................................... 39
   8.8       Termination of Tax-Sharing Agreements .......................... 40

ARTICLE IX   FURTHER AGREEMENTS ............................................. 40
   9.1       Access to Information; Record Retention; Cooperation ........... 40
   9.2       Director and Officer Indemnification ........................... 42
   9.3       Disclosure Generally ........................................... 42
   9.4       Acknowledgments by the Parent and the Buyer .................... 42
   9.5       Certain Employee Benefits Matters. [Subject to further review].. 43
   9.6       Resignations ................................................... 45
   9.7       Agreements with Affiliates of the Seller ....................... 46
   9.8       Non-Competition ................................................ 46
   9.9       Further Assurances ............................................. 46
   9.10      Accounts Receivable ............................................ 47
   9.11      Glaser Employment Agreement .................................... 47
   9.12      Release of Shareholder Claims .................................. 47
   9.13      Vesting of Group Member's Employees' Options ................... 47

ARTICLE X    MISCELLANEOUS .................................................. 48
   10.1      Press Releases and Announcements ............................... 48
   10.2      No Third Party Beneficiaries ................................... 48
   10.3      Action to be Taken by Affiliates ............................... 48
   10.4      Arbitration .................................................... 48
   10.5      Entire Agreement ............................................... 49
   10.6      Succession and Assignment ...................................... 49
   10.7      Counterparts; Facsimile Signatures ............................. 49
   10.8      Headings ....................................................... 49
   10.9      Notices ........................................................ 49
   10.10     Governing Law .................................................. 50
   10.11     Amendments and Waivers ......................................... 50
   10.12     Severability ................................................... 51
   10.13     Expenses ....................................................... 51
   10.14     Specific Performance ........................................... 51
   10.15     Construction ................................................... 51
   10.16     Incorporation of Exhibits and Schedules ........................ 51

INDEX OF DEFINITIONS ........................................................ 53

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                                       -iii-

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Disclosure Schedule

Attachment 1.2(b) - Escrow Agreement

Attachment 1.4(a) - December 31, 1999 Balance Sheet

Attachment 3.7 - Financing Commitment

Attachment 5.1(m) -Transition Services Agreement

Attachment 5.1(n) - Seller Legal Opinion

Attachment 5.2(h) - Buyer Legal Opinion

Attachment 9.5 - Welfare Benefit Plan Transition Services Agreement

Exhibit A - Index of Definitions

                        STOCK PURCHASE AND SALE AGREEMENT

    This STOCK PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into as of May 14, 2000, by and among Aztec Technology Partners, Inc., a Delaware corporation (the "SELLER"), Compel, LLC, a Delaware limited liability company ("COMPEL" or the "LLC SUBSIDIARY"), Fortran Corp., a Maryland corporation ("FORTRAN"), Mahon Communications Corporation, a Massachusetts corporation ("MAHON," together with Fortran, the "CORPORATE SUBSIDIARIES"), Morgenthaler Partners VI, L.P., a Delaware limited partnership (the "Parent") and CMF Holdings, Inc., a Delaware corporation (the "BUYER"). The Seller, the LLC Subsidiary, the Corporate Subsidiaries, the Parent and the Buyer are referred to collectively herein as the "PARTIES".

                                  INTRODUCTION

    1. The Seller owns all of the equity of each of the Corporate Subsidiaries and the LLC Subsidiary, each of which is engaged in the business of designing and implementing voice and data systems (the LLC Subsidiary and the Corporate Subsidiaries, collectively, the "GROUP"). Each of the LLC Subsidiary and the Corporate Subsidiaries is referred to herein individually as a "GROUP MEMBER."

    2. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, an undivided one hundred percent membership interest in the LLC Subsidiary (the "MEMBERSHIP INTEREST"), all of the issued and outstanding shares of capital stock of the Corporate Subsidiaries (the "SHARES"), and Seller's entire limited partnership interest in Compel LP (the "COMPEL SUBSIDIARY"), a Delaware limited partnership (the "LP INTEREST," and together with the Shares and the Membership Interest, the "GROUP EQUITY") for the consideration set forth in this Agreement and on the terms and subject to the conditions of this Agreement.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF THE GROUP EQUITY

         1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the closing of the purchase and sale of the Group Equity contemplated by this Agreement (the "CLOSING"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller the Membership Interest of the LLC Subsidiary, the Shares of the Corporate Subsidiaries, and the LP Interest of the Compel Subsidiary.

         1.2 PURCHASE PRICE. The purchase price to be paid by the Buyer for all of the Group Equity shall be THIRTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($34,500,000) (the "BASE PURCHASE PRICE"), subject to adjustment pursuant to Section 1.4 hereof.

The Base Purchase Price shall be allocated among the Membership Interest, the LP Interest, the Shares and the non-competition provision set forth in
Section 9.8 hereof as mutually agreed to by the Buyer and the Seller after the determination of the Adjusted Purchase Price. The Base Purchase Price is payable by the Buyer at the Closing as follows: (a) the deposit at Closing of $2,000,000 in immediately available funds in escrow (together with all interest thereon, the "ESCROW FUND") with KeyBank, N.A. as escrow agent (the "ESCROW AGENT") under the terms of the Escrow Agreement in the form of Attachment 1.2(b) (the "ESCROW AGREEMENT") to be executed and delivered by the Seller, the Buyer and the Escrow Agent at the Closing, and (b) cash in the amount of $32,500,000 by delivery to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller prior to the Closing. The Escrow Fund shall be held and administered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement.

         1.3  THE CLOSING.

              (a) Time and Location. The Closing shall take place at the offices of Baker & Hostetler LLP in Cleveland, Ohio or at such other location designated by PNC Capital Markets, Inc., commencing at 10:00 a.m., local time, on June 1, 2000, or if on such date all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived, then on such mutually agreeable later date after the conditions have been satisfied or waived, subject to the rights of each Party to terminate this Agreement under Article VII hereof (the "Closing Date").

              (b) Actions at the Closing.

                  At the Closing:

                   (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

                   (ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

                   (iii) the Seller shall deliver to the Buyer certificates evidencing the Shares, duly endorsed in blank or with stock powers duly executed by the Seller;

                   (iv) the Seller shall deliver to the Buyer an assignment of interest of the Membership Interest;

                   (v) the Seller shall deliver to the Buyer an assignment of interest of the LP Interest of the Compel Subsidiary.

                   (vi) the Seller shall deliver (or shall cause to be delivered) to the Buyer all of the corporate or limited liability company records of each Group Member, including but not limited to the minute books, stock books, ledgers and registers, corporate seals and other

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similar corporate or limited liability company records and all partnership records of the Compel Subsidiary; and

                   (vii) the Buyer shall deliver to the Seller and the Escrow Agent, as applicable, the Base Purchase Price as set forth in Section 1.2 of this Agreement.

         1.4 POST CLOSING ADJUSTMENT. The Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

              (a) Within 45 days after the Closing Date, the Seller shall prepare and deliver to the Buyer a combined balance sheet of the Group (the "Closing Balance Sheet") as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet Date"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") (i) applied on a basis consistent with that used to prepare the December 31, 1999 Balance Sheet, a copy of which is attached hereto as Attachment 1.4(a); (ii) as if it were a year-end balance sheet, and (iii) in a format identical to the December 31, 1999 Balance Sheet. Parent and Buyer agree with the accounting methods and procedures used by Seller in connection with the preparation of the December 31, 1999 Balance Sheet. The accounting procedures used to prepare the Closing Balance Sheet shall include the taking of a physical inventory as of the close of business on the last day of business immediately preceding the Closing Date. The combined net worth of the Group as reflected on the Closing Balance Sheet (i.e., the excess of combined total assets over combined total liabilities, in each case as determined on the basis set forth in this Section 1.4(a)), is referred to herein as the "Closing Date Net Worth." Notwithstanding any provision of this Agreement, the Closing Date Net Worth shall not include intercompany liabilities or assets between the Group or individual Group Members and the Seller. If the net amount of any intercompany transactions is carried as an asset on the books of a Group Member, such asset shall be eliminated by charging such amount against shareholders' or owners' equity, as the case may be. If the net amount of any intercompany transactions is carried on the books of any Group Member as a liability, such liability shall be eliminated by crediting such amount to shareholders' or owners' equity, as the case may be. During the foregoing 45 day period, the Buyer shall grant the Seller reasonable access to the books, records and personnel of the Group for purposes of determining the Closing Balance Sheet. The Buyer shall have the right to have representatives present at any physical count of the inventory taken in connection with the Closing Balance Sheet.

              (b) If the Buyer, in good faith, disputes the Closing Date Net Worth as shown on the Closing Balance Sheet prepared by the Seller, the Buyer shall deliver to the Seller within 30 days after receiving the Closing Balance Sheet a notice setting forth the basis for such dispute and a statement of what the Buyer believes is the correct Closing Balance Sheet (determined on the basis set forth in Section 1.4(a)) and the correct Closing Date Net Worth and describing in reasonable detail the basis for such belief (the "Dispute Notice"). The Parties shall use reasonable efforts to resolve such dispute for a period of 30 days after the Buyer has given the Dispute Notice. If the Parties resolve such dispute, the Closing Date Net Worth agreed to by the Parties shall be deemed to be the "Final Closing Date Net Worth" and the Closing Balance Sheet agreed to by the Parties shall be deemed to be the "Final Closing Balance Sheet."

              (c) If the Parties do not reach a final resolution within 30 days after the Buyer has given the Dispute Notice, unless the Buyer and Seller mutually agree to continue their efforts to resolve such differences, KPMG LLP or such other firm as the Buyer and the Seller shall agree upon (the "Neutral Accountants") shall resolve such dispute in the manner provided below. The Buyer and the Seller shall each be entitled to make a presentation to the Neutral Accountants, pursuant to procedures to be agreed to among the Buyer, the Seller and the Neutral Accountants, advocating the merits of the position espoused by such Party; and the Neutral Accountants shall be required to resolve the dispute between the Buyer and the Seller and determine the Closing Date Net Worth within 15 business days thereafter. The Closing Date Net Worth determined by the Neutral Accountants shall be deemed to be the Final Closing Date Net Worth and the Closing Balance Sheet, as adjusted to reflect such determination, shall be deemed to be the Final Closing Balance Sheet. Such determination by the Neutral Accountants shall be conclusive and binding upon the Parties, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Accountants (i) to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the dispute between the Buyer and the Seller regarding the Closing Date Net Worth, (ii) to resolve any such dispute by making an adjustment to the Closing Balance Sheet that is outside of the range defined by the respective amounts in the Closing Balance Sheet prepared by the Seller and the Dispute Notice or (iii) to apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

              (d) The Seller, on the one hand, and the Buyer, on the other hand, shall share equally the fees and expenses of the Neutral Accountants. If the Neutral Accountants request indemnification or assurance of payment, each party hereby agrees to provide the Neutral Accountants with reasonable indemnification or assurance of payment.

              (e) Failure of the Buyer to deliver a Dispute Notice within 30 days after receiving the Closing Balance Sheet shall constitute acceptance of the Closing Date Net Worth set forth on the Closing Balance Sheet, whereupon such Closing Date Net Worth shall be deemed to be the Final Closing Date Net Worth and the Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. Delivery by the Buyer of a Dispute Notice shall constitute final and binding acceptance by the Buyer of all portions of the Closing Balance Sheet other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

              (f) If the Final Closing Date Net Worth is less than $25,400,047, then the Seller shall pay to the Buyer an amount equal to the difference between $25,400,047 and the Final Closing Date Net Worth. Payment shall be made by wire transfer or other delivery of immediately available funds, within five business days after the date on which the Final Closing Date Net Worth is determined pursuant to this Section 1.4 to an account or accounts designated by the Buyer. If such payment is not made within the five business days after the date on which the Final Closing Date Net Worth is determined, interest at a rate equal to 12% per annum shall compound daily beginning on the expiration of such five day period an ending on the date of the payment.

              (g) For purposes of this Agreement, "Adjusted Purchase Price" means the Base

Purchase Price minus, if applicable, the amount of the payment required to be made by the Seller to the Buyer pursuant to Section 1.4(f).

                                 ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

    Except as set forth in the disclosure schedule attached hereto (the "DISCLOSURE SCHEDULE"), the Seller and each Group Member, jointly and severally, represents and warrants to the Buyer and the Parent as follows. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Article II. The disclosures made in a particular Section of the Disclosure Schedule shall qualify the corresponding Section of this Article II only and shall not be deemed to qualify any other Section of this Agreement.

         2.1  ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

              (a) Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

              (b) Group Members. Each Corporate Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on such Corporate Subsidiary. The LLC Subsidiary is a limited liability company, duly organized, validly existing and in full force and effect under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the LLC Subsidiary. Each Group Member has all requisite corporate or limited liability company, as the case may be, power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

              (c) Charter and Corporate Records. The Seller has delivered to the Buyer true, correct and complete copies of the certificate of formation and operating agreement of the LLC Subsidiary (as amended to date and currently in effect) and of the certificate of incorporation and bylaws (or other similar organizational documents) of each Corporate Subsidiary (as amended to date and currently in effect). The minute books (containing the records of meetings (or written consents executed in lieu of such meetings) of the stockholders, the board of directors, and any committees of the board of directors) are true, correct and complete in all material respects and the stock certificate books and the stock record books of each Corporate Subsidiary are true, correct and complete in all respects. The minute books (containing the records of meetings (or written consents executed in lieu of such meetings) of the members of the LLC Subsidiary are true, correct and complete in all material respects. No Corporate Subsidiary is in default under or in violation of any provision of its certificate of incorporation or bylaws (or other similar organizational documents). The LLC Subsidiary is not in default under or in violation of any provision of its certificate of formation or operating agreement (or other similar organizational documents).

         2.2 OWNERSHIP.

              (a) Fortran. The authorized capital stock of Fortran consists of 1,000 shares of common stock, without par value, of which 100 shares are issued and outstanding.

              (b) Mahon. The authorized capital stock of Mahon consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding.

              (c) Corporate Subsidiaries. All of the issued and outstanding shares of capital stock of the Corporate Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Corporate Subsidiary is a party or which are binding upon any Corporate Subsidiary relating to the issuance, disposition or acquisition of any shares of capital stock of a Corporate Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Corporate Subsidiary. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any Shares. None of the Shares were issued in violation of the Securities Act or other applicable laws. All of the Shares are owned of record and beneficially by the Seller and, at the time of the Closing, the Seller will have good title to the Shares, free and clear of any liens, charges, claims, pledges, voting trusts, proxies, securityholder or similar agreements, encumbrances or restrictions other than applicable securities law restrictions ("Share Encumbrances"). No third party holds any right of first refusal or similar right with respect to the Shares.

              (d) LLC Subsidiary. The Seller is the sole member and owns an undivided one hundred percent Membership Interest in the LLC Subsidiary and there are no outstanding rights to acquire any equity interests of any nature in the LLC Subsidiary, or any management, voting or similar rights held by third parties in the LLC Subsidiary. The Membership Interest was not issued in violation of the Securities Act or other applicable laws. All of the Membership Interest is owned of record and beneficially by the Seller and, at the time of the Closing, the Seller will have good title to the Membership Interest, free and clear of any liens, charges, claims, pledges, voting trusts, proxies, securityholder, or similar arrangements, encumbrances or restrictions other than applicable securities law restrictions ("Membership Encumbrances", together with Share Encumbrances, the "Encumbrances"). No third party holds any right of first refusal or similar right with respect to the Membership Interest.

              (e) Compel Subsidiary. The Seller and Compel are the only partners and own one hundred percent of the partnership interest in the Compel Subsidiary (the "Partnership Interest") and there are no outstanding rights to acquire any equity interests of any nature in the Compel Subsidiary, or any management, voting or similar rights held by third parties in the Compel Subsidiary. The Partnership Interest was not issued in violation of the Securities Act or other applicable laws. All of the Partnership Interest is owned of record and beneficially by the Seller and Compel and, at the time of the Closing, the Seller and Compel will have good title to the Partnership Interest, free and clear of any liens, charges, claims, pledges, voting trusts, proxies, securityholder, or similar arrangements, encumbrances or restrictions other than applicable securities law restrictions. No third party holds any right of first refusal or similar right with respect to the Partnership Interest.

         2.3 AUTHORITY. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT") and except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, does or will, directly or indirectly (with or without notice or lapse of time): (a) conflict with, result in a breach of, constitute a default under or violate any provision of the charter or bylaws of the Seller or any Corporate Subsidiary, or any provision of the certificate of formation or operating agreement of the LLC Subsidiary, (b) require on the part of the Seller or any Group Member any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"), (c) contravene, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined herein) or other arrangement to which the Seller or any Group Member is a party or by which the Seller or any Group Member is bound or to which any of their assets is subject, (d) result in the imposition of any Encumbrance upon the Shares or Membership Interest, (e) result in the imposition of any Security Interest upon any assets of the Seller or any Group Member or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any Group Member. For purposes of this Agreement, "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

         2.5 SUBSIDIARIES. No Group Member controls, directly or indirectly, or has any direct or indirect equity ownership or participation in, any corporation, limited liability company, general or limited partnership, trust, association or other entity. There are no outstanding contractual obligations of any Group Member to acquire any shares of capital stock or other ownership interests in any corporation, limited liability company, general or limited partnership, trust, association or other entity. No Group Member has an investment (either debt or equity) or participations or commitments to make any such investment in any of the foregoing or any joint venture or other business enterprise.

         2.6 FINANCIAL STATEMENTS. The Seller has provided to the Buyer copies of (a) the unaudited combined balance sheet of the Group as at December 31, 1998 and December 31, 1999, and the related statements of operations for the fiscal years then ended (the "FINANCIAL STATEMENTS") and
(b) the unaudited combined balance sheet of the Group as at March 31, 2000, and the related statements of operations for the 3 month period then ended (the "INTERIM FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP (other than the absence of footnotes related thereto) consistently applied, and such financial statements fairly present, in all material respects, the combined financial condition of the Group as at the dates indicated and the results of the Group's results of operations as of the date thereof and for the period referred to therein. The Interim Financial Statements have been prepared on a basis consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements (subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) and fairly present, in all material respects, the combined financial condition of the Group as at the date indicated and the results of the Group's results of operations as of the date thereof and for the period referred to therein.

         2.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there have not been any changes in the financial condition or results of operations of any Group Member, except for changes that would not reasonably be expected to have a Material Adverse Effect (as defined herein) on any Group Member or the Seller. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to any Party, any change, effect or circumstance that (x) is materially adverse to the assets, business, financial condition or results of operations of such Party (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industry or specific markets in which such Party competes) or (y) materially impairs the ability of such Party to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that a "Material Adverse Effect" shall not include any adverse change, effect or circumstance primarily arising out of or resulting from actions required to be undertaken by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement. Except as a result of actions required to be undertaken by the Seller or any Group Member by this Agreement (including, without limitation, those matters contemplated by Sections 4.3 and 4.4 of this Agreement) and except as set forth in the Disclosure Schedule relating to this Section 2.7, since December 31, 1999, no Group Member has taken any of the following actions (or permitted any of the following events to occur):

              (a) Incurred indebtedness for borrowed money in excess of $5,000, except for borrowings from the Seller or its affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 ("Affiliates");

              (b) subjected to any Security Interest any portion of any Group Member's assets, except liens for current Taxes (as defined in Section 2.9) not yet due and payable, liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements and equipment leases entered into in the ordinary course of business consistent with past practice;

              (c) sold, assigned or transferred any portion of tangible assets of any Group Member in a single transaction or series of related transactions in an amount in excess of $10,000, except for fair value in the ordinary course of business consistent with past practice;

              (d) suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) material to any Group Member, or waived any rights of material value to any Group Member;

              (e) issued, sold or transferred any capital stock of it or other equity securities (including membership interests), securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its or any Group Member's capital stock or other equity securities (including membership interests);

              (f) declared or paid any dividends or made any distributions on its capital stock or other equity securities (including membership interests) or redeemed or purchased any shares of its capital stock or other equity securities (including membership interests);

              (g) made any capital expenditures or commitments therefor in excess of Fifty Thousand Dollars ($50,000);

              (h) made any capital investment in, any loan to, or any acquisition of the securities or all or substantially all of the assets of any other person or entity (or series of related capital investments, loans, and acquisitions involving the same person or entity or their Affiliates) in an amount in excess of $50,000 in the aggregate, except for (i) overnight deposits, (ii) short-term money market investments or (iii) loans to employees in the ordinary course of business;

              (i) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

              (j) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any director or executive officer of a Group Member;

              (k) materially amended the terms of any existing Group Plan (as defined in Section 2.16);

              (l) changed or authorized any change in the certificate of incorporation or bylaws of a Corporate Subsidiary or any change to the certificate of formation or operating agreement of the LLC Subsidiary;

              (m) incurred any change in its financial condition, liabilities, assets or results of operations that could reasonably be expected to have a Material Adverse Effect;

              (n) incurred either a default under any indebtedness for borrowed money, or any event which with the lapse of time or the giving of notice, or both, would constitute such a default;

              (o) entered into or consummated any material contract, commitment or transaction except in the ordinary course of business consistent with past practice;

              (p) written-down the value of any assets or write off as uncollectible any accounts receivable except in the ordinary course of business, none of which individually or in the aggregate is material;

              (q) changed or authorized any change in its accounting methods or principles;

              (r) entered into any agreement, whether oral or written, to do any of the foregoing; or

              (s) suffered any material change in the type or amount of any performance bonds.

         2.8 UNDISCLOSED LIABILITIES. No Group Member has any liability or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (a) liabilities shown or reserved against in the balance sheet as of December 31, 1999, and the related statements of operations for the fiscal year there ended (the "1999 FINANCIAL STATEMENTS"), (b) liabilities which have arisen since December 31, 1999, in the ordinary course of business consistent with past practice, (c) those liabilities expressly set forth in the Disclosure Schedule and (d) liabilities shown or reserved against in the Interim Financial Statements.

         2.9  TAX MATTERS.

              (a) The Seller and each Group Member has timely filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were true, correct and complete. The Seller and each Group Member has timely paid all Taxes (as defined below) that have become due and adequate reserves have been established for accrued Tax liabilities that are not yet due. All Taxes that the Seller or any Group Member is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, including, without limitation, income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

              (b) Neither the Seller nor any Group Member has made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state or local income Tax law).

              (c) Neither the Seller nor any Group Member has been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than the a group of which the Seller is the parent corporation, was a party to or is a party to any Tax sharing agreement with any third party.

              (d) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Group Equity to the Buyer.

              (e) No Group Member is or has been required to make any material adjustment under Section 481(a) of the Code by reason of a change or proposed change in accounting method.

              (f) No Group Member is liable for the Taxes of any taxpayer other than such Group Member for any taxable period beginning before the Closing Date. No Group Member is obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to subsection (b)(4) thereof.

              (g) Neither the Seller nor any Group Member is currently under audit with respect to Taxes by any Government Agency and there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Seller or any Group Member asserted by any Government Agencies. Section 2.9(g) of the Disclosure Schedule contains a complete and accurate list of all audits of the Tax Returns of Seller or any Group Member.

              (h) The Seller and each Corporate Subsidiary is a "C corporation" (as defined in Section 1361(a) of the Code).

              (i) The LLC Subsidiary is disregarded as an entity separate from Seller for federal income tax purposes, and no election has been filed under Treasury Regulations Section 301.7701-3(c)(i) to classify the LLC Subsidiary as an association.

              (j) Neither the Seller nor any Group Member is currently the beneficiary of any extension of time within which to file any Tax Return and neither Seller nor any Group Member has waived any statute of limitations or otherwise agreed to any extension of the period for assessment or collection with respect to Taxes, which waiver or agreement is currently in force.

              (k) There are no liens for Taxes upon the assets of any Group Member, except liens for current Taxes not yet due and for which adequate reserves have been established.

         2.10 TANGIBLE PERSONAL PROPERTY. A Group Member has good title to all of the tangible personal property reflected on the Interim Financial Statements (other than property sold, consumed or otherwise disposed of for fair value in the ordinary course of business consistent with past practices since the date of the Interim Financial Statements), free and clear of all Security Interests, except for (i) Security Interests listed in Section 2.10 of the Disclosure Schedule and (ii) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established. Such items of tangible personal property, taken as a whole (w) have been maintained in accordance with normal industry practice, (y) are in good operating condition and repair (normal wear and tear excepted), and (z) are suitable for the purposes for which they are presently used, except where such failures to maintain, failures to be in good operating condition and repair and failures to be suitable would not reasonably be expected to have a Material Adverse Effect on any Group Member.

         2.11  OWNED AND LEASED REAL PROPERTY.

              (a) The Group does not own any real property or, except for the leases and subleases set forth in Section 2.11 of the Disclosure Schedule, any interest in real property.

              (b) Section 2.11 of the Disclosure Schedule lists all real property leased or subleased to any Group Member as of the date hereof (the "Leased Real Property"). The Seller has made available to the Buyer true, correct and complete copies of the leases and subleases (as amended to date) and other agreements for occupancy, including all amendments, extensions and other modifications thereto as of the date hereof ("Real Property Leases") with respect to each Leased Real Property. With respect to each Real Property Lease, except as would not reasonably be expected to have a Material Adverse Effect on any Group Member:

                   (i) the Real Property Lease is a legal, valid and binding obligation of the Group Member which is a party to such Real Property Lease, and to the Seller's knowledge, each other party thereto and is in full force and effect, enforceable in accordance with its terms;

                   (ii) neither a Group Member nor, to the Seller's knowledge, any other party to the Real Property Lease is in breach or default, and, to the Seller's knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                   (iii) to the Seller's knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the Real Property Lease; and

                   (iv) no Group Member has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

              (c) The Leased Real Property is sufficient for the continued conduct of the business of each Group Member in substantially the same manner as such business is currently conducted.

         2.12  INTELLECTUAL PROPERTY.

              (a) Section 2.12 of the Disclosure Schedule lists all registered United States and foreign trademarks and service marks and all trade names, registered domain names, United States and foreign patents and patent applications, and licenses of any of the foregoing that are currently used in the business or operations of any Group Member or that are material to the business or operations of such Group Member (individually and collectively, the "Group Intellectual Property"). A Group Member owns, or is licensed or otherwise possesses valid rights to use such Group Member's Group Intellectual Property.

              (b) A Group Member owns, is licensed to or otherwise possesses valid rights to use intellectual property other than such Group Member's Group Intellectual Property (individually and collectively, the "Unregistered Intellectual Property"), including trade dress, trade secrets, confidential business and technical information, inventions, designs, know-how, proprietary information, computer software, data and documentation, processes, rights of publicity, moral rights and all similar intellectual property rights that are currently used in the business or operations of such Group Member or that are material to the business or operations of such Group Member.

              (c) There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Seller, threatened pertaining to or challenging the right of any Group Member to use any of the Group
Intellectual Property or the Unregistered Group Intellectual Property.

              (d) To the Knowledge of the Seller, the conduct by each Group Member of its business does not infringe or otherwise conflict with any rights of any person or entity in respect of any United States and foreign trademarks, service marks, trade names, trade dress, domain names, and copyrights, and similar rights, and to the Knowledge of the Seller none of the Group Intellectual Property or the Unregistered Group Intellectual Property is being infringed or otherwise available for used by any third party without a license or permission from the a Group Member.

              (e) There are no agreements between the Seller or any Group Member and any person or entity providing for the payment of royalties, license fees, charges or other amounts in respect of any Group Intellectual Property or the Unregistered Group Intellectual Property.

              (f) The Group Intellectual Property and the Unregistered Group Intellectual Property constitutes all of the intangible and intellectual property necessary or appropriate for or used by each Group Member in connection with its business.

              (g) The Group Intellectual Property has been duly registered with, filed in or issued by, as the case may be, and, if applicable, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary or desirable to have obtained full protection under any applicable law, and such registrations, filings, issuances and other actions remain in full force and effect and the Seller and each Group Member has taken all necessary actions to have obtained full protection of the Group Intellectual Property and has maintained the secrecy of all trade secrets under any applicable law.

         2.13  CONTRACTS.

              (a) Section 2.13 of the Disclosure Schedule lists all written agreements under which any Group Member conducts its business in effect as of the date of this Agreement ("Contracts"), except for those which are cancelable by a Group Member or its assignee without breach or penalty on not more than thirty (30) days' notice and which involve annual payments or receipts by such Group Member of less than Ten Thousand Dollars ($10,000) in the case of any single Contract and Fifty Thousand Dollars ($50,000) in the aggregate; provided, however, that Real Property Leases are not required to be disclosed in response to any provision of this Section 2.13. No Group Member is a party to any material oral or material implied agreement or contract.

              (b) The Seller has delivered or made available to the Buyer a true, correct and complete copy of each written Contract (as amended to date) listed on Section 2.13 of the Disclosure Schedule. All Contracts are legal, valid and binding obligations of the Group Member that is a party thereto, enforceable in all material respects against such Group Member in accordance with their respective terms and to the Seller's knowledge, are legal, valid and binding obligations of the other party, enforceable against such party in accordance with their respective terms.

              (c) Each Group Member has performed in all material respects each term, covenant and condition of each of the Contracts to which it is a party required to be listed in Section 2.13 of the Disclosure Schedule and which is required to be performed as of the date hereof, and no material default on the part of such Group Member or, to the Knowledge of the Seller, any other party thereto, or any event which with the passing of time or giving of notice would constitute a default on the part of such Group Member or, to the Knowledge of the Seller, any other party thereto, exists under any of the Contracts required to be listed in Section 2.13 of the Disclosure Schedule.

         2.14 LITIGATION. Except as set forth in Section 2.14 of the Disclosure Schedule, there is no (a) unsatisfied judgment, order, decree, stipulation or injunction or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which any Group Member is a party or, to the Seller's knowledge, which has been threatened in writing against any Group Member. Except as set forth in Section 2.14 of the Disclosure Schedule, there is no unsatisfied judgment, order, decree, stipulation or injunction that the Seller is a party.

         2.15 LABOR MATTERS. Except as set forth in Section 2.15 of the Disclosure Schedule, no Group Member is a party to or bound by any collective bargaining agreement, nor has any Group Member experienced, since January 1, 1999, any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort being made or threatened since January 1, 1999, by or on behalf of any labor union with respect to employees of the Group. The consummation of the transactions contemplated hereby will not cause the Buyer or any Group Member to incur or suffer any liability relating to, or obligation to pay severance, termination or other payments to any person or entity or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee or former employee of a Group Member. Section 2.15 of the Disclosure Schedule, is a true, correct and complete list of all employees of each Group Member as of the date of this Agreement, which list identifies the name and position of each such employee, and the following compensation information for the fiscal year 1999: (i) annual base salary, (ii) annual bonus, (iii) commissions, (iv) perquisites,
(v) severance, and (vi) all other items of compensation. Except as set forth therein, there are no collective bargaining agreements, employment agreements, consulting agreements or independent contractor agreements to which any Group Member is a party which are not terminable at will without liability. Each Group Member has complied in all respects with all applicable federal and state laws relating to employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

         2.16  EMPLOYEE BENEFITS.

              (a) Section 2.16 of the Disclosure Schedule contains a true, complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Seller, any Group Member or any ERISA Affiliate (as defined below) for the benefit of employees, former employees, officers, directors or consultants of the Group (and their beneficiaries) (the "Group Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of
(i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes a Group Member. True, complete and accurate copies of the following have been delivered or made available to the
Buyer: (i) all Group Plans and all related trust agreements and amendments thereto, insurance contracts, summary plan descriptions, administrative, funding and other agreements; (ii) the most recent IRS Form 5500, including all schedules thereto, of all Group Plans for which IRS Form 5500 is required under applicable law; and (iii) the most recent determination letter from the Internal Revenue Service for each Group Plan that is intended to be qualified under Section

401(a) of the Code. Except as disclosed on Section 2.16 of the Disclosure Schedule, there has been no merger, consolidation or transfer of assets or liabilities with respect to any of the Group Plans (the "Merged Plans"). Each Group Plan and Merged Plan has been administered in accordance with its terms and the applicable Group Member and fiduciaries have met their obligations with respect to such Group Plan or Merged Plan, as the case may be. The Group Members, the Merged Plans, and the Group Plans and their fiduciaries are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder, and all other applicable laws.

              (b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Group Plan or asserting any rights or claims to benefits under any Group Plan or Merged Plan, or, to the Seller's knowledge, investigations by any Governmental Entity involving any Group Plan or Merged Plan.

              (c) The Group Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Group Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status.

              (d) No Group Plan or Merged Plan contributed to, or maintained by, any Group Member or any ERISA Affiliate which is subject to Title IV of ERISA has been terminated or has accrued benefits, calculated based on the assumptions set forth in Section 2.16 of the Disclosure Schedule, which exceed the assets of such plan. No "accumulated funding deficiency" (as defined in Section 412 of the Code) has occurred with respect to any Employee Benefit Plan or Merged Plan contributed to, or maintained by, any Group Member or any ERISA Affiliate which is subject to Section 412 of the Code or Title IV of ERISA. No reportable event, as defined in Section 4043(c) of ERISA, has occurred or is continuing with respect to a Group Plan or Merged Plan.

              (e) Section 2.16 of the Disclosure Schedule lists each multiemployer plan to which any Group Member or any ERISA Affiliate contributes or is obligated to contribute. No Group Member or any ERISA Affiliate has withdrawn from any multiemployer plan in a complete or partial withdrawal which has resulted in any withdrawal liability which has not been satisfied in full. With respect to each such multiemployer plan, neither the Group nor any ERISA Affiliate has (i) received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (ii) failed to make any required contributions or (iii) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA. All required contributions to any such multiemployer plan have been made in full in a timely manner. Section 2.16 of the Disclosure Schedule includes for each such multiemployer plan, as of its last valuation date, the amount of any potential withdrawal liability of any Group Member and any ERISA Affiliate.

              (f) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan or Merged Plan maintained by any Group Member, any of its Affiliates or any ERISA Affiliate that would subject any Group Member or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable law (other than liabilities for benefits accrued under Group Plans for employees of Group Members and their beneficiaries).

              (g) No Group Member or ERISA Affiliate nor any predecessors of a Group Member or ERISA Affiliate maintains, has maintained, contributes to or has contributed to a plan subject to Section 412 of the Code or Title IV of ERISA during the current year or within the five years preceding this year.

              (h) No liability under Title IV of ERISA has been incurred by the Group or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to a Group Member or any ERISA Affiliate incurring a liability under Title IV or ERISA.

              (i) With respect to each of the Group Plans, no Group Member is obligated to continue the Group Plan beyond the Closing Date.

              (j) No current or former employee of a Group Member is or may become entitled to post-employment benefits of any kind other than coverage mandated by Section 4980B of the Code or other applicable law.

              (k) All contributions required by law or by a collective bargaining or other agreement to be made under the Group Plans or Merged Plans with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by the Group or reflected in the financial reports of the Group to the extent required by, and in accordance with, GAAP.

              (l) Neither the Group nor any ERISA Affiliate has any plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan that would affect any employee or former employee of a Group Member except for such changes as are required to be made by applicable law.

         2.17 ENVIRONMENTAL MATTERS. Each Group Member is in compliance in all material respects with all applicable Federal, state and local laws and rules and regulations relating to pollution, protection of human health, or the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"). No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Seller, threatened concerning any Environmental Laws. Neither the Seller nor any Group Member has received written notice that it is or may be in violation of any Environmental Laws or that it is or may be a potentially responsible party in connection with any remediation plan. To the Knowledge of the Seller, there are no conditions existing currently which would subject any Group Member to damages, penalties, injunctive relief or cleanup costs under any Environmental Law or which require or are likely to require cleanup, removal, remedial action or other response by any Group Member pursuant to any Environmental Law.

         2.18 LEGAL COMPLIANCE. Each Group Member is in compliance in all material respects with all applicable laws (including rules and regulations thereunder) currently in effect of any federal, state, local or foreign government, or any Governmental Entity. There is no pending, or to the Seller's knowledge threatened in writing, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice relating to any Group Member alleging any failure to so comply.

         2.19 PERMITS. No Group Member is in violation of or default under any permit, license, franchise or authorization from any Governmental Authority used in its business or operations as presently conducted and material to the business or operations of the Group (collectively, the "PERMITS") and (b) no material Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement. Each Group Member has all the Permits necessary to conduct the business of such Group Member as such business is currently conducted, except for Permits that the failure to so have would not have a Material Adverse Effect on such Group Member.

         2.20 INSURANCE. Section 2.20 of the Disclosure Schedule lists each insurance policy maintained by a Group Member which is material to the any Group Member. All of such insurance policies are in full force and effect and no Group Member is in default with respect to its obligations under any of such insurance policies, except for any failure to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect on any Group Member.

         2.21  CUSTOMERS AND SUPPLIERS.

              (a) Section 2.21 of the Disclosure Schedule identifies each customer of a Group Member that accounted for one percent or more of such Group Member's revenue for the year ended December 31, 1999 (a "Significant Customer"). Section 2.21 of the Disclosure Schedule identifies with specificity all material unresolved disputes (other than uncollected bills which are past due 180 days or less) that each Group Member has with any Significant Customer and the manner in which such Group Member proposes to resolve such disputes. To the knowledge of the Seller there exists no fact, condition or event that would affect any Group Member's relationship with any Significant Customer and the Seller has no Knowledge that any Significant Customer has terminated or materially reduced within the last ninety (90) days or intends to terminate or materially reduce its relationship with any Group Member in the future or as a result of the consummation of the sale of the Group Equity.

              (b) Section 2.21 of the Disclosure Schedule identifies each supplier of each Group Member that was paid $100,000 or more by such Group Member during the year ended December 31, 1999 (a "Significant Supplier"). To the knowledge of the Seller there exists no fact, condition or event that would materially and adversely affect any Group Member's relationship with any Significant Supplier and the Seller has no Knowledge that any Significant Supplier has terminated or materially reduced within the last ninety (90) days or intends to terminate or materially reduce its relationship with any Group Member in the future or as a result of the consummation of the sale of the Group Equity.

         2.22 BUSINESS RELATIONSHIPS WITH AFFILIATES. Section 2.22 of the Disclosure Schedule lists any agreements, arrangements or relationships, other than those in the ordinary course of business and consistent with past practices, whereby any director or stockholder of any Group Member (a) owns any property or right, tangible or intangible, which is used in the business of any Group Member, (b) owes any money to any Group Member or is owed money by any Group Member or (c) has any other business relationship with any Group Member other than in the capacity as a director or stockholder.

         2.23 BROKERS' FEES. Except for fees payable by the Seller to Donaldson, Lufkin & Jenrette Securities Corporation, neither the Seller nor any Group Member has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.24 ACCOUNTS RECEIVABLE. All accounts receivable of each Group Member immediately prior to the Closing, as determined in accordance with GAAP (the "GROUP ACCOUNTS RECEIVABLE"), were acquired by a Group Member in the ordinary course of business arising from bona fide transactions. To the knowledge of the Seller, there are no set-offs, counterclaims or disputes asserted with respect to any Group Accounts Receivable other than those for which adequate reserves have been established by the appropriate Group Member. Subject to such reserve, all Group Accounts Receivable are collectible in full in accordance with their terms and in the ordinary course of business. Section 2.24 of the Disclosure Schedule, sets forth a true and complete aging report prepared as of April 30, 2000, which shows the time elapsed since invoice date for all Group Accounts Receivable as of the date of this Agreement.

         2.25 INVENTORY. All items of inventory and other supplies of each Group Member (the "GROUP INVENTORY"): (i) meet or exceed all applicable industry standards and (ii) which constitute raw materials, work-in-process, spare parts and supplies are in good condition and useable in the ordinary course of business consistent with the past practices. None of the Group Inventory is obsolete, damaged or defective, subject only to the reserve for inventory write-down, if any, set forth on the Financial Statements.

         2.26 ACCOUNTS PAYABLE. All accounts payable have been incurred in the ordinary course of business consistent with past practice and are being and have been paid as they become due.

         2.27  YEAR 2000 A.D.

              (a) All products manufactured by each Group Member and all products sold by each Group Member, are designed to, and can be, used prior to, during, and after the calendar year 2000 A.D., and such products have been designed or modified, as applicable, to be, and are, Year 2000 Compliant (as defined herein) except for where the failure to be so designed would not have a Material Adverse Effect on any Group Member. As of the date of this Agreement, no Group Member has been effected by the Year 2000 Problem (as defined herein).

              (b) For purposes of this Agreement, "Year 2000 Problem" shall mean the risk that material computer applications used by such Group Member (or its suppliers, vendors or customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999. For Purposes of this Agreement, "Year 2000 Compliant" shall mean all computer applications (including those of suppliers, vendors and customers) that are material to the business and operations of each Group Member are able to perform properly date-sensitive functions for all dates before and after January 1, 2000.

         2.28 SOLVENCY. Immediately prior to, with respect to the Seller, and immediately after giving effect to the transactions contemplated by this Agreement, with respect to the Seller and each Group Member, the Seller and each Group Member, as the case may be, shall be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Seller shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of the Seller or any Group Member.

         2.29 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty of either the Seller or of any Group Member contained in this Agreement (including the Financial Statements and the Disclosure Schedule) or in any certificate delivered to the Buyer or the Parent by the Seller or any Group Member pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF THE PARENT AND THE BUYER

    The Buyer represents and warrants to the Seller as follows:

         3.1 ORGANIZATION. The Parent is a limited partnership duly organized, validly existing and in full force and effect under the laws of the State of Delaware. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

         3.2 AUTHORIZATION OF TRANSACTION. Each of the Parent and the Buyer has all requisite corporate or partnership, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby by each of the Parent and the Buyer has been duly and validly authorized by all necessary corporate or partnership, as the case may be, action on the part of each of the Parent and the Buyer. This Agreement has been duly and validly executed and delivered by each of the Parent and the Buyer and constitutes a valid and binding obligation of each of the Parent and the Buyer, enforceable against each of the Parent and the Buyer in accordance with its terms.

         3.3 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement by either the Parent or the Buyer, nor the consummation by either the Parent or the Buyer of the transactions contemplated hereby, will
(a) conflict with or violate any provision of the charter or by-laws of the Buyer, (b) conflict with or violate any provision of the limited partnership certificate or limited partnership agreement of the Parent, (c) require on the part of either the Parent or the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to have a Material Adverse Effect on the Buyer or Parent, (d) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which either the Parent or the Buyer is a party or by which either the Parent or the Buyer is bound or to which any of its assets are subject, other than any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to have a Material Adverse Effect on the Buyer or the Parent, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either the Parent or the Buyer or any of its properties or assets, other than any violation which would not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer.

         3.4 BROKER'S FEES. Neither the Parent nor the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.5 LITIGATION. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to either the Parent's or the Buyer's knowledge, threatened against, either the Parent or the Buyer which would adversely affect either the Parent's or the Buyer's performance under this Agreement or the ability of the Parent or the Buyer to consummate the transactions contemplated by this Agreement.

         3.6 INVESTMENT INTENT. The Buyer is acquiring the Group Equity for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Group Equity have not been registered under federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (i) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Group Equity, and that it can bear the economic risk of an investment in the Group Equity and (ii) it has had the opportunity to conduct an independent due diligence review of the Group; provided, however, such independent due diligence shall not in any way reduce or diminish the representations and warranties, covenants and agreements made by the Seller and the Group Member in this Agreement and shall not preclude the Buyer or Parent from recovering based upon such representations and warranties, covenants and agreements.

         3.7 FINANCING. Attachment 3.7 sets forth a correct and complete copy of the commitment letter obtained by either the Parent or the Buyer from PNC Capital Markets, Inc. to provide all of the required financing for the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by the Parent and the Buyer in connection therewith (the "Financing Commitment"). The Financing Commitment is in full force and effect.

         3.8 SOLVENCY. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing identified in the Financing Commitments, the Parent, the Buyer and each Group Member shall be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing identified in the Financing Commitments, the Parent, the Buyer and each Group Member shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing identified in the Financing Commitments with the intent to hinder, delay or defraud either present or future creditors of the Parent, the Buyer or, to the Parent's or the Buyer's knowledge, any Group Member.

                               ARTICLE IV

                         PRE-CLOSING COVENANTS

         4.1 EFFORTS. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, in the case of Buyer commercially reasonable efforts to satisfy the requirements of the Financing Commitments on or prior to Closing, and in the case of Seller commercially reasonable efforts to obtain the Bank Approval.

         4.2 HART-SCOTT-RODINO ACT. Each of the Parties shall promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

         4.3 REPAYMENT OF INDEBTEDNESS. On or before the Closing, the Seller repay or shall cause the Group Members to repay, as the case may be,
(a) all Intercompany Indebtedness (as defined below) and (b) with respect to the Group Members only, all Indebtedness for Borrowed Money (as defined below). For purposes of this Agreement, (i) "Intercompany Indebtedness" means indebtedness of the Seller or any Group Member, as the case may be, to the Seller or any Group Member or any of their Affiliates, as the case may be, and (ii) "Indebtedness for Borrowed Money" means all obligations (excluding capitalized lease obligations) of a Group Member to a third party other than the Seller or its Affiliates to pay amounts borrowed by a Group Member. For avoidance of doubt, it is acknowledged that "Indebtedness for Borrowed Money" does not include (x) Intercompany Indebtedness, (y) letters of credit, guarantees and other contingent liabilities, or (z) trade payables.

         4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, including without limitation Section 9.8, during the period from the date of this Agreement until the Closing Date, the Seller shall cause the Group Members to conduct their operations in the ordinary course of business consistent with past practice; provided, however, that the Seller and the Group Members shall be permitted to effect the transactions contemplated by
Section 4.3.

         4.5 ACCESS. The Seller shall and shall cause the Group Members to permit representatives of the Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to unreasonably interfere with the normal business operations of the Group) to the premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Group for reasonable business purposes. Each of the Parent and the Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated as of October 8, 1999, by and between the Parent and the Seller (the "Confidentiality Agreement"). Prior to the Closing, the Parent, the Buyer and their representatives shall not, without the consent of the Seller, contact or communicate with the employees, customers and suppliers of any Group Member or any of its Affiliates (except that such restriction shall not apply with respect to contact or communication between the Parent and the Buyer) in connection with the transactions contemplated by this Agreement. The Parent, the Buyer and their respective representatives will not contact or communicate with any other employees, customers and suppliers of any Group Member or any of its Affiliates without the prior written consent of the Seller, which consent will not be unreasonably withheld.

         4.6  NOTIFICATION.

              (a) By the Seller. From time to time commencing on the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, the Seller shall deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of the Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, (ii) constitute or result in a breach by the Seller of, or a failure by the Seller to comply with, any agreement or covenant in this Agreement applicable to it or (iii) affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Any disclosure made by the Seller pursuant to clause (i) of the prior sentence shall be deemed to amend and supplement the Disclosure Schedule for all purposes of this Agreement (except for the Buyer's right to terminate this Agreement pursuant to clause (b) of Section 7.1, which right
(1) must be initiated by the Buyer giving notice of a breach, as required by clause (b) of Section 7.1, within five business days after the Buyer receives notice pursuant to clause (i) of the prior sentence and (2) will be subject to the Seller's right to cure under clause (b) of Section 7.1).

              (b) By the Parent or the Buyer. From time to time commencing on the date of this Agreement and until the Closing Date or the earlier termination of this Agreement, the Parent or the Buyer, respectively, shall deliver to the Seller written notice of any event or development that would
(i) render any statement, representation or warranty of either the Parent or the Buyer in this Agreement inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by either the Parent or the Buyer or a failure by either the Parent or the Buyer to comply with, any agreement or covenant in this Agreement applicable to it. In addition, the Parent or the Buyer shall respectively promptly notify the Seller if either the Parent or the Buyer becomes aware that any representation or warranty of the Seller in this Agreement is not true and correct or if either the Parent or the Buyer has knowledge of any errors in, or omissions from, the Disclosure Schedule. Any disclosure which is the subject of the notice referred to in the preceding sentence shall be deemed to amend and supplement the Disclosure Schedule for all purposes of this Agreement; provided, that Buyer shall retain its right to terminate this Agreement pursuant to Section 7.1(b) as a result of any disclosure that is the subject of such notice.

         4.7  EXCLUSIVITY.

              (a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement, the Seller shall not and shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of assets of (other than in the Ordinary Course of Business), or any equity interest in, the Group or any merger, consolidation or business combination involving the Group with any third party, (ii) participate in any discussions or negotiations regarding the foregoing or furnish to any person or entity information concerning the Group or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, in each of the above numerated cases other than with the Parent or the Buyer; provided, however, that so long as the Seller and its Affiliates have not breached this Section 4.7, nothing contained in this Agreement shall prevent the Seller or its Board of Directors, from:

                   (i) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written acquisition proposal that would result in the acquisition of (i) the Group Equity, (ii) all or substantially all of the consolidated assets of the Group, (iii) more than 50% of the combined voting power of the shares of the Seller then outstanding or (iv) all or substantially all of the consolidated assets of the Seller and its Affiliates, by such person or entity or recommending such an unsolicited bona fide written acquisition proposal to the stockholders of the Seller, if and only to the extent that

                        (A) the Board of Directors of the Seller believes in good faith that such acquisition proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable acquisition proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL") and the Seller's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

                        (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement; and

                        (C) prior to recommending a Superior Proposal, the Company provides the Buyer with at least ten business days' prior notice of its proposal to do so, during which time the Buyer may make, and in such event the Seller shall consider, a counterproposal to such Superior Proposal, and the Seller shall itself and shall cause its financial and legal advisors to negotiate on its behalf in good faith with the Buyer with respect to the terms and conditions of such counterproposal; or

                   (ii) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal.

              (b) The Seller shall notify the Buyer immediately after receipt by the Seller (or its advisors) of any acquisition proposal or any request for nonpublic information in connection with an acquisition proposal or for access to the properties, books or records of the Seller by any person or entity that informs the Seller that it is considering making, or has made, an acquisition proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Seller shall continue to keep the Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

              (c) Nothing in this Section 4.7 shall (i) permit the Seller to terminate this Agreement (except as specifically provided in Section 7.1 hereof), (ii) permit the Seller to enter into any agreement with respect to an acquisition proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Seller shall not enter into any agreement with any person that provides for, or in any way facilitates, an acquisition proposal (other than a confidentiality agreement of the type referred to in Section 4.7(a) above)) or (iii) affect any other obligation of the Seller under this Agreement.

         4.8 INSURANCE. The Seller shall, and shall cause the Group Members to, maintain until the Closing or the earlier termination of this Agreement insurance coverage that is not less adequate to the insurance coverage under the insurance policies identified in Section 2.20 of the Disclosure Schedule.

                               ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE BUYER. The obligation of the Parent and the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Parent and the Buyer) of the following conditions:

              (a) the Seller shall have (i) obtained the approval of the transactions contemplated by this Agreement by Fleet National Bank (fka BankBoston, N.A), as agent under the Seller's credit facility ("Bank Approval"), (ii) obtained (or caused to be obtained) the consents listed on Attachment 5.1(a), (iii) obtained (or caused to be obtained) any other waivers, permits, consents, approvals or other authorizations that are required to consummate the transactions contemplated by this Agreement and
(iv) effected all of the registrations, filings and notices that are required to consummate the transactions contemplated by this Agreement;

              (b) each representation and warranty of the Seller and the Group Members set forth in Article II shall be true and correct in all material respects at and as of the Closing Date as if made as of the Closing Date, except (i) changes expressly contemplated or permitted by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date). For purposes of this Section 5.1(b) only, the determination of whether any representation or warranty is true and correct in any material respect shall be applied with respect to the Group as whole and not with respect to any particular Group Member.

              (c) the Seller and each Group Member shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

              (d) all material customer, vendor, lessee, licensee, licensor and other third-party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement will have been received;

              (e) there shall not have been any material adverse change in the business operations, assets, or financial position of any Group Member since the date of this Agreement;

              (f) no action, suit or proceeding shall be pending by or before any Governmental

Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Buyer to own the Group Equity and to control the Group Members or (iv) affect materially and adversely the right of the Group Members to own their respective assets and to operate their respective businesses, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (g) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through
(f) of this Section 5.1 are satisfied in all respects;

              (h) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

              (i) the Buyer shall have received from the Seller a certificate stating that the Seller is not a "foreign person" in compliance with Treasury regulation Section 1.1445-2(b)(2);

              (j) there shall have been delivered to the Buyer (i) certificates representing the Shares, which shall be registered in the name of the Buyer, or duly endorsed for transfer to the Buyer or accompanied by duly executed stock powers, (ii) an assignment to the Buyer of the Membership Interest, and (iii) an assignment to Buyer of the LP Interest of the Compel Subsidiary;

              (k) the Buyer shall have received financing on terms not less favorable than the terms set forth in the Financing Commitment in an amount not less than the amount set forth in the Financing Commitment and such financing shall have been consummated on the Closing Date;

              (l) the Buyer shall have received an opinion of Hale and Dorr LLP, dated the Closing Date, in the form of Attachment 5.1;

              (m) the Buyer and the Seller shall have entered into a transition services agreement (the "Transition Services Agreement") with respect to the Oracle T.S.A. in the form attached hereto as Attachment 5.1(n), and a Welfare Benefit Plan Transition Services Agreement in the form attached hereto as Attachment 9.5;

              (n) the Seller shall have repaid by offsets all Intercompany Indebtedness and obtained releases reasonably satisfactory to the Buyer from any liability for Indebtedness for Borrowed Money with respect to each Group Member;

              (o) the Buyer, the Escrow Agent and the Seller shall have entered into the Escrow Agreement; and

              (p) the Seller shall have delivered termination statements and other releases with respect to any security interest held by any person secured by the Group Equity or any Group

Member's property or assets.

         5.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller and of each Group Member to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Seller) of the following conditions:

              (a) the Seller shall have obtained Bank Approval; provided, however, if the Seller is unable to obtain the Bank Approval prior to June 30, 2000, the Seller shall immediately pay to the Buyer in immediately available funds an amount equal to the Parent's and the Buyer's reasonable out of pocket expenses incurred in connection with this Agreement (such expenses not to exceed $250,000);

              (b) each representation and warranty of the Parent and the Buyer set forth in Article III shall be true and correct in all material respects at and as of the Closing Date as if made as of the Closing Date, except (i) changes expressly permitted by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date). For purposes of this
Section 5.2(b) only, the determination of whether any representation or warranty is true and correct in any material respect shall be applied with respect to the Parent and Buyer as whole and not with respect to either Parent or Buyer;

              (c) the Parent and the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by each of them under this Agreement as of or prior to the Closing;

              (d) the Parent and the Buyer shall each have delivered to the Seller a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 are satisfied in all respects;

              (e) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (f) applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

              (g) the Buyer and the Seller shall have entered into the Escrow Agreement; and

              (h) the Seller shall have received an opinion of Baker & Hostetler LLP, dated the Closing Date, in the form of Attachment 5.2(h).

                                    ARTICLE VI

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE SELLER. Subject to the terms and conditions of this Article VI, from and after the Closing, the Seller shall indemnify the Parent, the Buyer, their Affiliates and their respective partners, officers, directors, agents and employees (each a "Buyer Indemnified Party") in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Damages") incurred or suffered by any Buyer Indemnified Party:

              (a) resulting from, relating to or constituting any
(i) misrepresentation or breach of representation or warranty of the Seller contained in this Agreement or the certificate of the Seller delivered at the Closing pursuant to Section 5.1(d), (ii) failure to perform any covenant or agreement of the Seller contained in this Agreement, (iii) item set forth on the Disclosure Schedule relating to the representations and warranties in Sections 2.14 or 2.18; (iv) Taxes of any Group Member or Seller for any period prior to the Closing Date; (v) the spin-off of the Seller from U.S. Office Products Company; or (vi) any liability under any workers' compensation claims based upon occurrences arising prior to the Closing.

              (b) resulting from any failure of the Seller to have good title to (i) the Membership Interest, (ii) the Shares, or (iii) the LP Interest, in each case, free and clear of any Encumbrance.

         6.2 INDEMNIFICATION BY THE PARENT AND THE BUYER. Subject to the terms and conditions of this Article VI, from and after the Closing, each of the Parent and the Buyer, jointly and severally, shall indemnify the Seller its Affiliates and their respective partners, officers, directors, agents and employees (each a "Seller Indemnified Party") in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by any Seller Indemnified Party resulting from, relating to or constituting (i) any misrepresentation or breach of warranty of the Parent or the Buyer contained in this Agreement or the certificate of the Parent or the Buyer delivered at the Closing pursuant to Section 5.2(d) of this Agreement (ii) failure to perform any covenant or agreement of the Parent or the Buyer contained in this Agreement, or (iii) the conduct of the business or operations of the Group following the Closing.

         6.3  CLAIMS FOR INDEMNIFICATION.

              (a) Third-Party Claims. A person entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion in writing of any such claim by a third party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the

Indemnifying Party thereby is prejudiced. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. Any Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. Any Party controlling such defense shall keep the other Parties advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party or Parties from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or Parties without the prior written consent of the Indemnified Party or Parties.

              (b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall:
(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to binding arbitration in accordance with the provisions of Section 10.14.

         6.4  SURVIVAL.

              (a) The representations and warranties of the Seller, the Group Members and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue for a period of eighteen (18) months after the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties of the Seller and Group Members set forth in Sections 2.1, 2.2 and
2.3 shall survive without limitation, expiration or termination and the representations and warranties of the Seller and Group Members set forth in Sections 2.9, 2.16 and 2.17 shall survive for the statute of limitations period applicable to the matters set forth therein.

              (b) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

              (c) All agreements and covenants of the Parties shall survive until either waived or satisfied.

         6.5  LIMITATIONS.

              (a) Except with respect to claims (i) based on actual fraud or
(ii) made pursuant to Section 6.1(a)(i) (with respect to a breach of the representations and warranties set forth in Section 2.24), Section 6.1
(a)(iii), Section 6.1(a)(iv) Section 6.1(a)(v), Section 6.1(a)(vi), Article VIII or Section 9.8, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to monetary claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. From and after the Closing, the rights of the Parties under Article VIII shall be the sole and exclusive remedy of the Parties with respect to the subject matter of
Article VIII. Without limiting the generality of the foregoing two sentences, in no event shall the Buyer or the Parent, their successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

              (b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

                   (i) the aggregate liability of the Seller for the sum of all Damages under this Article VI shall not exceed an amount equal to the Adjusted Purchase Price;

                   (ii) the aggregate liability of the Buyer and the Parent for the sum of all Damages under this Article VI shall not exceed an amount equal to the Adjusted Purchase Price;

                   (iii) the Seller shall be liable under Sections 6.1(a)(i) (except with respect to a breach of the representations and warranties set forth in Section 2.24) and 6.1(a)(ii) for only that portion of the aggregate Damages under Section 6.1(a) which exceed $150,000 (the "THRESHOLD AMOUNT");

                   (iv) the Buyer and the Parent shall be liable under
Section 6.2 for only that portion of the aggregate Damages under Section 6.2 which exceed the Threshold Amount;

              (c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages.

              (d) The Seller shall not have any right of contribution against the Group with respect to any breach by the Seller of any of its representations, warranties, covenants or agreements.

              (e) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any related recoveries to which the Indemnified Party is entitled and actually receives under insurance policies or other related payments received from third parties and any tax benefits actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages. The amount of any Damages for which indemnification is provided under this Article VI shall be increased by the amount of any tax incurred by the Indemnified Party or any of its Affiliates on account of the matter resulting in such Damages or the payment of such Damages. Notwithstanding anything else in this Agreement to the contrary, in determining the amount of Damages for which indemnification is provided under this Article VI any materiality qualifier contained in a representation or warranty under this Agreement shall be disregarded such that the amount of such Damages shall be determined as if such materiality qualifier was not included in such representation and warranty.

              (f) Notwithstanding anything to the contrary in this Agreement, neither the Parent nor the Buyer shall be entitled to make any claim for indemnification with respect to any matter to the extent the Base Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4 and the amount of any Damages for which indemnification is provided under this
Article VI shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Balance Sheet.

              (g) Notwithstanding anything in this Agreement to the contrary, claims for indemnification pursuant to Section 6.1(a)(i) (with respect to a breach of the representations and warranties set forth in Section 2.24),
Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v), Section 6.1(a)(vi) and Section 9.11 shall not be subject to the Threshold Amount. The Seller hereby assumes and maintains control of the defense of such actions, suits, proceedings or claims in accordance with the terms and conditions set forth in Section 6.3(a).

         6.6 TREATMENT OF INDEMNIFICATION PAYMENTS. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

         6.7 ESCROW FUND. Buyer Indemnified Parties shall have the right to receive from the Escrow Fund the amount of any Damages in accordance with the terms and conditions set forth in the Escrow Agreement; provided, however, that Seller's obligations to indemnify Buyer Indemnified Parties in accordance with this Article VI is not be limited by the amount of the Escrow Fund.

         6.8 TERMINATION OF THE GROUP'S WARRANTIES. Notwithstanding any provisions of this Agreement to the contrary, (a) all representations and warranties made by the Group Members in this Agreement shall terminate as to the Group Members (but only as to the Group Members, and not as to the Seller) as of the Closing, and (b) after Closing, the Group Members shall not have any obligation or liability to the Seller as a direct or indirect result of any misrepresentation or other occurrence or circumstance for which the Seller has or may have liability to the Buyer or Parent under this Agreement.

                                   ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing as provided below:

              (a) the Parties may terminate this Agreement by mutual written consent;

              (b) the Buyer may terminate this Agreement at any time prior to the Closing upon written notice to the Seller if: (i) any of the representations or warranties of the Seller or the Group Members is inaccurate or untrue in any material respect; or (ii) any covenant, obligation, term or condition to be performed, kept or observed by the Seller or any Group Member hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement, and such failure to perform, keep or observe is not remedied within fifteen days of delivery of written notice thereof;

              (c) the Seller may terminate this Agreement at any time prior to the Closing upon written notice to the Buyer or Parent if: (i) any of the representations or warranties of the Buyer or Parent is inaccurate or untrue in any material respect; or (ii) any covenant, obligation, term or condition to be performed, kept or observed by the Buyer or Parent hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement, and such failure to perform, keep or observe is not remedied within fifteen days of delivery of written notice thereof;

              (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before June 29, 2000 by reason of the failure of any condition precedent under Section
5.1 hereof (unless the failure results primarily from a breach by either the Parent or the Buyer of any representation, warranty, covenant or agreement contained in this Agreement);

              (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before June 29, 2000 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement);

              (f) the Buyer may terminate this Agreement by giving written notice to the Seller, if (i) the Board of Directors of the Seller shall have approved or recommended to the stockholders of the Seller an alternative acquisition proposal or (ii) a tender offer or exchange offer for outstanding shares of the Seller's common stock is commenced (other than by Parent or the Buyer or an Affiliate of the Parent or the Buyer) and the Board of Directors of the Seller recommends that the stockholders of the Seller tender their shares in such tender or exchange offer or, within 10 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; and

              (g) if the Parent or the Buyer has not closed the financing identified in the Financing Commitments on the terms set forth therein before the Closing Date, the Seller may terminate this Agreement by giving written notice to the Buyer, which notice shall be immediately effective if personally delivered or given by telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one business day or by certified mail, return receipt requested.

         7.2  EFFECT OF TERMINATION.

              (a) Except as set forth in Sections 5.2(a), 7.2(b) and 7.2(c), if any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

              (b) If the Buyer terminates this Agreement pursuant to
Section 7.1(f), then the Seller shall immediately pay to the Buyer in immediately available funds $150,000 plus an amount equal to the Parent's and the Buyer's out of pocket expenses incurred in connection with this Agreement (such expenses not to exceed $250,000) and, except as set forth in
Section 7.2(d), all other obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

              (c) Termination of this Agreement pursuant to clauses (b) through (g), inclusive, of Section 7.1 shall not relieve a defaulting or breaching Party (whether or not it is the terminating Party) from any liability to the other Party.

              (d) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

                                  ARTICLE VIII

                                   TAX MATTERS

         8.1  PREPARATION AND FILING OF TAX RETURNS.

              (a) The Seller shall prepare and timely file or shall cause to be prepared and timely filed in a manner consistent with past practice and applicable law the following Tax Returns with respect to each Group Member or in respect of their businesses, assets or operations:

                   (i) All Tax Returns for any Taxes for any taxable period ending on or before the Closing Date imposed upon, or measured by, income; and

                   (ii) All other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.

              (b) The Seller shall provide to the Buyer a copy of each Tax Return of or that portion of such return that relates solely to the Corporate Subsidiaries for the period ending on the Closing Date.

              (c) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for any period ending after the Closing Date with respect to each Group Member or in respect of their businesses, assets or operations.

              (d) Any state or local Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date and ending after the Closing Date shall, to the extent permitted by applicable law, be prepared on a basis consistent with the last previous such Tax Return of the applicable Group Member unless the Seller has consented to the proposed change, which consent shall not be unreasonably withheld. The Buyer shall consult with the Seller concerning the preparation of each such Tax Return.

              (e) The Buyer shall cause the Group Members to provide the Seller with a copy of each Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller) prepared and filed by the Buyer for the taxable periods beginning before the Closing Date and ending after the Closing Date within 15 days of the filing of such Tax Return, except that in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Seller within ten days of the filing of such Tax Return.

         8.2  SPECIAL TAX INDEMNIFICATION BY THE SELLER.

              (a) Except as set forth in Sections 8.3(a)(i) and 8.3(a)(ii) hereof, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless, on an after-Tax basis, against the following Taxes with respect to the Group to the extent such Taxes exceed the accruals or reserves for Taxes set forth on the Final Closing Balance Sheet and the amount of any estimated Tax payments made on or before the Closing Date:

                   (i) Any and all Taxes due and payable by a Group Member for the period ending (or deemed pursuant to Section 8.4(b) or Section 8.4(c) to end) on or before the Closing Date;

                   (ii) Any liability of a Group Member for Taxes for the period ending on or before the Closing Date under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations; and

                   (iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Seller, any Group Member or any of their respective Affiliates, resulting from the purchase of the Group Equity or otherwise on account of this Agreement or the transactions contemplated hereby.

              (b) Amounts payable pursuant to this Section 8.2 shall be computed after taking into account all Tax consequences to the Buyer (or its Affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis. The Parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to this Section
8.2 shall be treated (and reported on all applicable Tax Returns) as adjustments to the Adjusted Purchase Price.

         8.3  SPECIAL TAX INDEMNIFICATION BY THE PARENT AND THE BUYER.

              (a) The Parent and the Buyer, jointly and severally, shall indemnify the Seller in respect of, and hold the Seller harmless, on an after-Tax basis, against, the following Taxes with respect to the Group:

                   (i) Any and all Taxes for the period beginning (or deemed pursuant to Section 8.4(b) or Section 8.4(c) to begin) on or after the Closing Date; and

                   (ii) Any and all Taxes specified in paragraphs (i) and
(ii) of Section 8.2(a), but only to the extent of the accruals or reserves for Taxes set forth on the Final Closing Balance Sheet and the amount of any estimated Tax payments made on or before the Closing Date.

              (b) Amounts payable pursuant to this Section 8.3 shall be computed after taking into account all Tax consequences to the Seller (or its Affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Seller be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis. The Parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Seller pursuant to this
Section 8.3
shall be treated (and reported on all applicable Tax Returns) as adjustments to the Adjusted Purchase Price.

         8.4  ALLOCATION OF CERTAIN TAXES.

              (a) The Parties agree that if a Group Member is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Parties shall treat such day as the last day of a taxable period. The Parties agree that they will treat the Group Members that are Corporate Subsidiaries as if they ceased to be part of the affiliated group of corporations of which the Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date. The parties agree that they will treat the Closing Date as the last day of a taxable period for the LLC Subsidiary for purposes of Section 8.1(a)(i) and 8.1(c).

              (b) Except as provided in Section 8.4(c), any Taxes for a taxable period ending after the Closing Date with respect to the Group Members shall be paid by the Buyer and/or the Group Members, and the Taxes for such period shall be apportioned for purposes of Section 8.2 and Section
8.3 between the Parties based on the actual operations of the applicable Group Member during the portion of such period ending on the Closing Date, if any, and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 8.2, 8.3 and 8.5, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

              (c) Any Taxes for a taxable period ending on the Closing Date with respect to any Group Member shall be paid by the Seller, and the Taxes for such period shall be apportioned for purposes of Section 8.2 and Section
8.3 between the Parties based on the actual operations of the applicable Group Member during the portion of such period, if any, ending on the Closing Date and the portion of such period, if any, beginning on the day following the Closing Date, and for purposes of the provisions of Sections 8.2, 8.3 and 8.5, each portion of such period shall be considered to be a taxable period (whether or not it is in fact a taxable period).

              (d) The Party not responsible under Section 8.1 for filing the Tax Return for any period for which Taxes are apportioned under subsections
(b) or (c), shall make any payment for which it is liable under Section 8.2 or Section 8.3 to the Party responsible for filing such Tax Return under
Section 8.1 not later than five business days prior to the due date for the payment of such Taxes (including estimated Taxes).

         8.5  REFUNDS AND CARRYBACKS.

              (a) The Seller shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed pursuant to Section 8.4(b) or Section 8.4(c) to end) on or before the Closing Date to the extent such refunds (including any interest paid thereon) or credits were not included in the Final Closing Balance Sheet. The Parent and the Buyer shall promptly notify the Seller in writing of any Tax refund(s) received by or payable to Group Members after the Closing in respect of periods before or including the Closing Date.

              (b) The Parent, the Buyer, the Group Members and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to (i) taxable periods beginning (or deemed pursuant to Section 8.4(b) to begin) after the Closing Balance Sheet Date and (ii) taxable periods ending (or deemed pursuant to Section 8.4(b) to end) on or before the Closing Balance Sheet Date to the extent such refunds (including any interest paid thereon) or credits were included in the Final Closing Balance Sheet.

              (c) The Parent and the Buyer shall, or shall cause the Group Members promptly to, forward to or reimburse the Seller for any refunds (including any interest paid thereon) or credits due the Seller (pursuant to the terms of this Agreement) after receipt thereof, and the Seller shall promptly forward to the Buyer or reimburse the Buyer for any refunds (including any interest paid thereon) or credits due the Buyer after receipt thereof.

              (d) The Parent, the Buyer and Group Members agree that, with respect to any Tax, the Group Members shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

         8.6 COOPERATION ON TAX MATTERS. (a) In addition to the agreements of the Parties set forth in Section 9.1, the Parties and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Parties in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Group illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party's possession reasonably by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the "Taxing Authority") which relate to the Group, and providing copies of all relevant Tax Returns to the extent related to the Group, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested Party may possess. The Parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

              (b) The Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing

Date with respect to the Group Members, subject to Buyer's reasonable review. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Group Members; PROVIDED THAT, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Seller to become obligated to make any payment pursuant to Section 8.2(a) hereof, the Buyer shall consult with the Seller with respect to the resolution of any issue that would adversely affect the Seller and not settle any such issue, or file any Amended Tax Return relating to such issue, without the consent of the Seller, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by the Seller pursuant to this Section, the Seller may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Seller not withheld its consent.

         8.7  TAX ELECTION

              (a) 338(h)(10) Election. The parties hereby agree, at the option of the Buyer, jointly to make a valid, timely and effective election under Section 338(h)(10) of the Code, with respect to the Buyer's purchase of the Shares, to treat the acquisition of the Shares as an asset acquisition (the "Election"). If the Buyer determines to make the Election, it shall timely notify the Seller in writing, and the Buyer and the Seller shall cooperate and provide each other with all necessary and appropriate documentation (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election.

              (b) If the Buyer notifies the Seller of its determination to make the Election, the Buyer and the Seller shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Corporate Subsidiaries' assets (within the meaning of Treas. Reg.
Section 1.338(h)(10)-1), which adjusted grossed-up basis shall be determined in a manner consistent with the Purchase Price for purposes of Treas. Reg.
Section 1.338(h)(10)-1 and (ii) agree upon the proper allocations of the adjusted grossed-up basis of the Corporate Subsidiaries' assets among the assets of the Corporate Subsidiaries in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder. The Seller shall calculate gain or loss, if any, resulting from the Election in a manner consistent with the allocations and shall not take any position inconsistent with the allocations in any Tax Return or otherwise. The Buyer shall allocate the adjusted grossed-up basis of the Corporate Subsidiaries' assets among the assets of the Corporate Subsidiaries in a manner consistent with the allocations and shall not take any position inconsistent with the allocations in any Tax Return or otherwise.

              (c) In the event that the Buyer or the Seller receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign Tax examination, claim, settlement, proposed adjustment, assessment or related matter with respect to Taxes that could affect the Seller, or if the Seller receives notice of matters that could affect the Buyer or the Seller, the party receiving notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not


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

impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been materially damaged thereby.

              (d) Seller shall be responsible for the payment of all Taxes resulting from the Election.

         8.8 TERMINATION OF TAX-SHARING AGREEMENTS. All Tax sharing agreements or similar arrangements with respect to or involving the Group shall be terminated prior to the Closing Date and, after the Closing Date, the Group Members shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

                                   ARTICLE IX

                               FURTHER AGREEMENTS

         9.1  ACCESS TO INFORMATION; RECORD RETENTION; COOPERATION.

              (a) Access to Information. Following the Closing, each Party shall afford to the other Party and to the other Party's Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, "Information") within the possession or control of such Party or its Affiliates, relating to the Group or their respective businesses or operations prior to the Closing, insofar as such access is reasonably required by another Party. Information may be requested under this Section 9.1(a) for, without limitation, any financial reporting and accounting matters, preparing or verifying financial statements or the Closing Balance Sheet, resolving any disputes between the Parties with respect to the Closing Date Net Worth, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

              (b) Access to Personnel. Following the Closing, each Party shall use reasonable efforts to make available to the other Parties, upon written request, such Party's and its Affiliates' officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Group or their respective businesses or operations prior to the Closing or for any other matter referred to in Section 9.1(a).

              (c) Reimbursement. A Party providing Information or personnel to another Party under Section 9.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

              (d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, each Party shall (and shall cause its Affiliates to) use reasonable efforts to preserve all Information in its possession pertaining to the Group and their respective businesses and operations prior to the Closing until December 31, 2005. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Parties to deliver such Information to the other Parties and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

              (e) Preparation of Closing Balance Sheet and Financial Statements. Following the Closing, the Buyer shall cause the Group to prepare and provide to the Seller and its Affiliates all information relating to the Group reasonably required for the Seller and its Affiliates to prepare the Closing Balance Sheet and the consolidated accounts of the Group Members and Affiliates for all fiscal periods within the fiscal year ending December 31, 2000. Without limiting the generality of the foregoing, the Buyer shall cause the Group Members to prepare, in accordance with past practice followed prior to the Closing, full accounting and tax packages (which will be provided to the Seller in paper and electronic formats) using the Seller's normal accounting policies, principles, bases, methods and procedures and the Buyer shall cause the Group Members to use their best efforts to act in full compliance with the reasonable timetable and instructions of the Seller. During the period of preparation of the audited accounts of the Seller and the determination of the Closing Balance Sheet, the Buyer shall use its best efforts to ensure that the Seller and its Affiliates (and their auditors) will be provided with full unrestricted access to the Group, their financial management, including the financial directors of each Group Member and any accountant's work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section.

              (f) Confidentiality. The Seller and the Parent have previously entered into a Confidentiality Agreement (the "Confidentiality Agreement"). The Confidentiality Agreement shall remain in full force and effect. Each of the Parent, the Buyer and the Seller shall hold, and shall use reasonable efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Parties or the other Parties' representatives at any time prior to Closing or pursuant to this Section 9.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 9.1, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of another Party pursuant hereto, provided that the source of such information was not known by the receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, (iii) is or becomes available to the receiving Party from a source other than another Party, provided that such source is not, to the knowledge of the receiving Party at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to another Party or any other party with respect to such information, or (iv) was or is independently developed by the receiving Party without utilizing any Information or violating any of the receiving Party's obligations under this Agreement), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall notify the non-disclosing Parties promptly of the request or requirement so that the non-disclosing Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Information by judicial or administrative process, such Party may so disclose the Information; provided, however, that, at the written request of the non-disclosing Parties, the disclosing Party shall use commercially reasonable efforts to obtain, at the expense of the non-disclosing Party or Parties, as the case may be, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

         9.2 DIRECTOR AND OFFICER INDEMNIFICATION. Neither the Parent nor the Buyer shall take any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws of any Group Member, for the benefit of any individual who served as a director or officer of any Group Member at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

         9.3 DISCLOSURE GENERALLY. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Group, has or would have a Material Adverse Effect on any Group Member, or is outside the Ordinary Course of Business. For purposes of this Agreement, the terms "to the Seller's knowledge," "known by the Seller" or other words of similar meaning shall mean (a) with respect to Compel, the knowledge of Robert M. McClory, Jr. and Peter Wachob after due investigation, (b) with respect to Fortran, the knowledge of Lawrence F. Glaser and Brian E. Stowers after due investigation, (c) with respect to Mahon, the knowledge of James Mahon and Engel Burkart after due investigation, and (d) with respect to the Group, the knowledge of Ira Cohen and Ross Weintraub, after due investigation, and shall not refer to the knowledge of any other person or entity.

         9.4 ACKNOWLEDGMENTS BY THE PARENT AND THE BUYER. The Parent and the Buyer acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group and, in making its determination to proceed with the transactions contemplated by this Agreement, the Parent and the Buyer have relied on the results of their own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in Article II of this Agreement, including the Disclosure Schedules (and any updates thereto). SUCH REPRESENTATIONS AND

WARRANTIES BY THE SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE PARENT AND THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PARENT AND THE BUYER UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE GROUP AND ANY SET FORTH IN THE DESCRIPTIVE MEMORANDUM PREVIOUSLY DELIVERED TO THE PARENT AND THE BUYER) ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE PARENT AND THE BUYER ALSO ACKNOWLEDGE THAT THEIR SOLE AND EXCLUSIVE RECOURSE IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS TO ASSERT RIGHTS OF THE BUYER PURSUANT TO ARTICLES VI AND VIII AND SECTION 9.8.

         9.5  CERTAIN EMPLOYEE BENEFITS MATTERS.

              (a) Effective as of the day immediately following the Closing Date, Buyer shall cause to be established an appropriate defined contribution plan with a cash or deferred arrangement (the "Buyer's 401(k) Plan"). As soon as reasonably practicable, but in any event (unless both Buyer and Seller otherwise agree in writing) within ninety (90) days after the Closing Date, Seller shall cause to be transferred from the Aztec Technology Partners, Inc. 401(k) Plan ("Seller's 401(k) Plan") to the Buyer's 401(k) Plan the liability for the account balances of the employees who are employed by any Group Member on the Closing Date and participated in the Seller's 401(k) Plan, including any outstanding participant loans, together with assets transferred in-kind, to the extent possible, or otherwise in cash, the fair market value for which is equal to such liability.

              (b) Effective as of the day immediately following the Closing Date, Buyer shall cause to be established an appropriate cafeteria plan (the "Buyer's Flexible Spending Plan"). As soon as reasonably practicable, but in any event (unless both Buyer and Seller otherwise agree in writing) within forty-five (45) days after the Closing Date, Seller shall cause to be transferred from the Aztec Technology Partners, Inc. Flexible Spending Plan ("Seller's Flexible Spending Plan") to the Buyer's Flexible Spending Plan, the liability for the account balances of the employees who are employed by any Group Member on the Closing Date and are participants in Seller's Flexible Spending Plan, together with cash equal to such liability. The Buyer will treat as remaining in effect any elections the employees of a Group Member in effect under Seller's Flexible Spending Plan on the Closing Date to the extent such elections are consistent with the terms of the Buyer's Flexible Spending Plan.

              (c) Seller and each Group Member, jointly and severally, covenants and agrees that it will not do or agree to do any of the following without the prior written consent of Buyer:

                   (i) grant any increase in compensation or benefits to any employees or officers of any Group Member, except as set forth on a Schedule to this Agreement; enter into or amend the terms of any severance or termination agreements, plans, programs, policies or procedures, with or for employees or former employees of any Group Member; or effect any change in any benefits, plans, programs, policies, or procedures for any employees, former employees or officers of any Group Member (unless such change is required by applicable law or as a condition to obtaining a favorable determination letter from the Internal Revenue Service with respect to an Employee Benefit Plan) that would increase the liabilities of a Group Member; PROVIDED, HOWEVER, that nothing in this subsection (i) shall prevent the payment or other performance of any award or grant made prior to the date of this Agreement and disclosed on Section 9.5 of the Disclosure Schedule; and PROVIDED FURTHER, that Seller shall consult with Buyer regarding matters relating to such changes in applicable law or maintaining the tax qualified status of any such Employment Benefit Plan;

                   (ii) except with respect to temporary employees in the ordinary course and automatic changes in wages and terms of employment consistent with current contracts, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee or shareholder of any Group Member;

                   (iii) adopt any new employee benefit plan or make any change in or to any existing Employee Benefit Plan other than any such change that (A) is required by law, or (B) in the judgment of Seller is necessary or advisable to maintain the tax qualified status of any such Employee Benefit Plan; provided that Seller shall consult with Buyer regarding matters relating to maintaining the tax qualified status of such Employee Benefit Plan.

              (d) Except as otherwise provided in Section 9.5(g), each Group Member's participation in any Employee Benefit Plan sponsored or maintained by the Seller shall be terminated effective as of the Closing Date in accordance with all applicable law. Prior to the Closing Date, each Group Member shall provide to Buyer written evidence of the required actions by each Group Member effecting the action described in the first sentence of this Section, all in form and substance satisfactory to Buyer.

              (e) Neither Buyer nor any Group Member shall be liable for any claims made or incurred by employees or former employees of any Group Member under the Employee Benefit Plans maintained by the Seller after the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical, dental, vision, prescription drug or health benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit.

              (f) Seller shall be responsible for providing employees of any Group Member who terminated employment on or prior to the Closing Date or became temporarily or permanently disabled on or prior to the Closing Date and their "qualified beneficiaries" (within the meaning of Code Section 4980B) with the continuation of group health coverage required by Code
Section 4980B and Sections 601 through 608 or ERISA ("COBRA Coverage"). The Seller shall be responsible for providing the employees of any Group Member who are temporarily or permanently disabled on the Closing Date with medical, dental and employee and dependents' life insurance coverage and COBRA coverage under the Seller's employee welfare benefit plans and the Buyer shall have no responsibility for providing such coverages under Buyer's Welfare Plans (as defined in Section 9.5(g)), unless and until such individuals return to active employment with the Buyer.

              (g) Buyer will use its commercially reasonable efforts to cause employee welfare benefit plans (as defined in Section 3(1) of ERISA) providing medical, dental, disability and life insurance coverage ("Buyer's Welfare Plans") which shall be substantially similar to Seller's employee welfare benefit plans that cover employees of the Group Members to be established on a timely basis so that such plans will be in effect as of the Closing Date. If Buyer is unable to arrange for the necessary insurance or other coverage required by Buyer's Welfare Plans, Seller will permit employees of the Group Members to receive the coverages in effect immediately before the Closing Date under the medical and dental plans maintained by Aztec Technology Partners, Inc. (the "Welfare Benefit Plans") under an arrangement that will be administered by Seller pursuant to the appropriate Seller employee welfare benefit plans for the period (the "Transition Services Period") following the Closing Date and ending on the last day of the sixth (6th) full calendar month from the Closing Date, unless extended by mutual agreement of Seller and Buyer or earlier terminated in accordance with the Welfare Benefit Plan Transition Services Agreement, attached hereto as Attachment 9.5, subject to Buyer paying Seller a monthly fee for such coverages as described in the Welfare Benefit Transition Services Agreement.

              (h) In the event the Buyer is unable to arrange for Buyer's Welfare Benefit Plan coverage as of the Closing Date, the Seller will also provide to the Buyer during the Transition Period all administrative and other services related to the Welfare Benefit Plans that were performed for the Group immediately before the Closing Date by the Seller including but not limited to the following services: (i) employee benefits (including COBRA) administration; (ii) management information systems and central data processing support; and (iii) accounting services. The Seller shall be responsible for providing the Buyer with a utilization report for each of the Group Members during the Transition Period for the medical and dental coverages. Such utilization reports shall include for each coverage, paid claim data for the month, employee and dependent enrollment counts and claim data detail for any claimants with claims in excess of $10,000 or significant medical conditions.

              (i) The Seller shall transfer to the Buyer any information regarding the Employee Benefit Plans as may be necessary for the Buyer to establish and administer Buyer's 401(k) Plan, Buyer's Flexible Spending Plan and Buyer's Welfare Plans, and shall otherwise cooperate with Buyer regarding the spin-off of Seller's 401(k) Plan and Seller's Flexible Spending Plan.

         9.6 RESIGNATIONS. Effective upon the Closing, the Seller shall cause all of its own employees, directors and attorneys and all of its Affiliates' (other than the Group) employees, directors and attorneys to resign from the boards of directors of the Group Members and from all positions as officers of the Group Members.

         9.7 AGREEMENTS WITH AFFILIATES OF THE SELLER. Except as contemplated hereunder or as otherwise mutually agreed between the Parties, effective upon the Closing, all agreements between any Group Member, on the one hand, and the Seller or any of the Seller's Affiliates (other than a Group Member), on the other hand, shall be deemed to be terminated.

         9.8 NON-COMPETITION. (a) During the five-year period beginning on the Closing Date, the Seller shall not, directly or indirectly (whether on its own or as a shareholder or other owner, partner, director, officer, employee, consultant, creditor or agent of any person, firm, association, organization, or other entity):

                   (i) Enter into or engage in any business located anywhere in the world which is engaged in the business of designing and implementing voice data systems and which competes with the business conducted by the Buyer or any of its subsidiaries or the Group as of the Closing Date (the "BUSINESS");

                   (ii) Solicit customers or business patronage anywhere in the world which results in competition with the Business; or

                   (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Business anywhere in the world; provided, however, that the foregoing covenant shall not be deemed to have been violated solely by the ownership of shares of any class of capital stock of any publicly traded corporation involved in the Business so long as the aggregate holdings of the Seller in such publicly traded corporation represents less than 3% of such corporation's outstanding capital stock.

              (b) The Seller acknowledges that (1) the provisions of this section are fundamental and essential for the protection of the Buyers' legitimate business and proprietary interests, and (2) such provisions are reasonable and appropriate in all respects. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state or province of each and every country.

              (c) The Seller acknowledges and agrees that the Buyer's remedies at law for any violation or attempted violation of any of the Seller's obligations under this Section 9.8 would be inadequate, and agree that in the event of any such violation or attempted violation, the Buyer shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to the Buyer from time to time.

         9.9 FURTHER ASSURANCES. At any time and from time to time after the Closing, as and when requested by any Party hereto and at such Party's expense, the other Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

         9.10 ACCOUNTS RECEIVABLE. The Buyer covenants and agrees to use commercially reasonable efforts to collect all accounts receivable of the Group Members outstanding as of the Closing Date that are ninety (90) days old or older as of the Closing Date (the "Old Transferred Accounts Receivable"). The Buyer and the Seller agree that any amounts received from the account debtors of the Old Transferred Accounts Receivable shall be applied to the oldest outstanding account receivable of the relevant account debtor. Upon the date that is ninety (90) days after the Closing Date, (i) the Buyer shall withdraw from the Escrow Fund an amount equal to the Old Transferred Accounts Receivable that the Buyer has not been able to collect (net of the reserves shown or reflected on the Closing Balance Sheet), and
(ii) the Escrow Agent shall release to the Seller from the Escrow Fund an amount equal to $1,250,000 minus the amount the Buyer has withdrawn from the Escrow Fund pursuant to clause (i) of this sentence. Thereafter, the Buyer shall remit to the Seller any amounts received from account debtors of the Old Transferred Accounts Receivable with respect to which account debtors the Buyer has made a withdrawal from the Escrow Fund pursuant to clause (i) of the preceding sentence.

         9.11 GLASER EMPLOYMENT AGREEMENT. The Seller shall assume the Employment Agreement between Fortran and Lawrence F. Glaser dated as of October 25, 1996 (the "Glaser Employment Agreement"). The Seller shall indemnify and hold the Buyer harmless from any and all liability as a result of the Glaser Employment Agreement. The foregoing indemnity shall not be subject to the Threshold Amount.

         9.12 RELEASE OF SHAREHOLDER CLAIMS. Effective upon the Closing, the Seller, its affiliates, subsidiaries, and its officers, directors, employees, representatives, agents, administrators, successors and assigns hereby release and discharge each Group Member, their respective directors and officers and their respective representatives, agents, heirs, executors, administrators, successors and assigns, from any and all actions, causes of action, suits, damages, judgments, claims, and demands whatsoever, in law or equity against any Group Member, its directors or officers which the Seller ever had, now has or hereafter can, shall or may have, solely by reason of the Seller having been a shareholder or member of any Group Member, from the beginning of the world to the date of this release.

         9.13 VESTING OF GROUP MEMBER'S EMPLOYEES' OPTIONS. As long as an employee of any Group Member remains an employee of such Group Member, all stock options held by such employee in Seller or USOP shall continue to vest in accordance with the terms of such options as if such employee was still an employee of the Seller.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock market rule (in which case the disclosing Party shall advise the other Parties and the other Parties shall have the right to review such press release or announcement prior to its publication).

         10.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI and Section 9.2 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

         10.3 ACTION TO BE TAKEN BY AFFILIATES. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Group Members will be deemed to be Affiliates of the Seller and not of the Buyer. Following the Closing, the Group Members will be deemed to be Affiliates of the Buyer and not of the Seller.

         10.4  ARBITRATION.

              (a) All disputes arising under this Agreement shall be settled by arbitration in Chicago, Illinois, before one arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 10.4. The arbitrator shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. In any such action the arbitrator shall be specifically authorized to award all or a portion of its attorneys' fees and costs to a prevailing party or to cause such party to bear his or one party's own fees and costs.

              (b) To the extent that arbitration may not be legally permitted by applicable law or statute, and the parties to any dispute hereunder do not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this section 10.4 shall prevent the parties from settling any dispute by mutual agreement at any time.

         10.5 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand. This Agreement supersedes any prior understandings, agreements, or representations by or between the Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement), including, without limitation, the Letter of Intent dated January 28, 2000.

         10.6 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         10.7 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         10.8 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.9 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent by (i) a reputable courier service guaranteeing delivery within one business day or (ii) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one business day or by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

     If to the Seller:            Aztec Technology Partners, Inc.
                                  50 Braintree Hill Office Park, Suite 220
                                  Braintree, MA 02184
                                  Attention: T. Kenwood Mullare, General Counsel
                                  Telephone: 781-849-1702
                                  Telecopy: 781-849-1802

     Copy to:                     Hale and Dorr LLP
                                  60 State Street
                                  Boston, MA 02109
                                  Attention: Alexander A. Bernhard, Esq.
                                  Telephone: 617-526-6220
                                  Telecopy: 617-367-5071

     If to the Parent
     or to the Buyer:             Morgenthaler Partners VI, L.P.
                                  Terminal Tower
                                  50 Public Square, Suite 2700
                                  Cleveland, OH 44113
                                  Attention: John Lutsi
                                  Telephone: 216-416-7500
                                  Telecopy: 216-416-7501

     Copy to:                     Baker & Hostetler LLP
                                  3200 National City Center
                                  1900 East Ninth Street
                                  Cleveland, OH 44114-3485
                                  Attention: Albert T. Adams
                                  Telephone: 216-861-7499
                                  Telecopy: 216-696-0740

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         10.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

         10.11 AMENDMENTS AND WAIVERS. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         10.13 EXPENSES. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For avoidance of doubt, the Parties acknowledge that the Seller will be permitted to allocate any of its costs and expenses to the Group members prior to the Closing, provided such costs and expenses are appropriately reflected in the Financial Statements or the Closing Balance Sheet.

         10.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

         10.15 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         10.16 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase and Sale Agreement as of the date first above written.


                                      AZTEC TECHNOLOGY PARTNERS, INC.

                                      By:  /s/ T. Kenwood Mullare
                                           -----------------------------
                                      Name: T. Kenwood Mullare
                                      Title: Secretary


                                      MORGENTHALER PARTNERS VI, L.P.

                                      By: MORGENTHALER MANAGEMENT
                                           PARTNERS VI, LLC, its general partner

                                      By:  /s/ John D. Lutsi
                                           ------------------------------
                                      Name:  John D. Lutsi
                                      Title:  Managing Member


                                      CMF HOLDINGS, INC.

                                      By:  /s/ John D. Lutsi
                                           ------------------------------
                                      Name:  John D. Lutsi
                                      Title: President


                                      COMPEL, LLC

                                      By:  /s/ T. Kenwood Mullare
                                           -----------------------------
                                      Name: T. Kenwood Mullare
                                      Title: Secretary


                                      FORTRAN CORP.

                                      By:  /s/ T. Kenwood Mullare
                                           -----------------------------
                                      Name: T. Kenwood Mullare
                                      Title: Secretary


                                      MAHON COMMUNICATIONS
                                      CORPORATION

                                      By:  /s/ T. Kenwood Mullare
                                           -----------------------------
                                      Name: T. Kenwood Mullare
                                      Title: Secretary

                                    EXHIBIT A

                              INDEX OF DEFINITIONS

"1999 FINANCIAL STATEMENTS" is defined in Section 2.8.

"ADJUSTED PURCHASE PRICE" is defined in Section 1.4(g).

"AFFILIATES" is defined in Section 2.7(a).

"AGREED AMOUNT" is defined in Section 6.3(b).

"BANK APPROVAL" is defined in Section 5.1(a).

"BASE PURCHASE PRICE" is defined in Section 1.2.

"BUSINESS" is defined in Section 9.8(a)(i).

"BUYER" is defined in the Preamble.

"BUYER INDEMNIFIED PARTY" is defined in Section 6.1.

"BUYER'S 401(K) PLAN" is defined in Section 9.5(a).

"BUYER'S FLEXIBLE SPENDING PLAN" is defined in Section 9.5(b).

"BUYER'S WELFARE PLAN" is defined in Section 9.5(g).

"CLAIM NOTICE" is defined in Section 6.3(b).

"CLAIMED AMOUNT" is defined in Section 6.3(b).

"CLOSING BALANCE SHEET" is defined in Section 1.4(a).

"CLOSING DATE NET WORTH" is defined in Section 1.4(a).

"CLOSING DATE" is defined in Section 1.3(a).

"CLOSING" is defined in Section 1.1.

"COBRA COVERAGE" is defined in Section 9.5(f).

"CODE" is defined in Section 2.9(b).

"COMPEL" is defined in the Preamble.

"COMPEL SUBSIDIARY" is defined in paragraph 2 of the Introduction.

"CONFIDENTIALITY AGREEMENT" is defined in Section 4.5.

"CONTRACTS" is defined in Section 2.13(a).

"CORPORATE SUBSIDIARIES" is defined in the Preamble.

"DAMAGES" is defined in Section 6.1.

"DISCLOSURE SCHEDULE" is defined in the Preamble to Article II.

"DISPUTE NOTICE" is defined in Section 1.4(b).

"ELECTION" is defined in Section 8.7.

"EMPLOYEE BENEFIT PLANS" is defined in Section 2.16(a).

"EMPLOYEE PENSION BENEFIT PLAN" is defined in Section 2.16(a).

"EMPLOYEE WELFARE BENEFIT PLAN" is defined in Section 2.16(a).

"ENCUMBRANCES" is defined in Section 2.2(d).

"ENVIRONMENTAL LAWS" is defined in Section 2.17.

"ERISA" is defined in Section 2.16(a).

"ERISA AFFILIATE" is defined in Section 2.16(a).

"ESCROW AGENT" is defined in Section 1.2.

"ESCROW AGREEMENT" is defined in Section 1.2.

"ESCROW FUND" is defined in Section 1.2.

"FINAL CLOSING DATE NET WORTH" is defined in Section 1.4(b).

"FINANCIAL STATEMENTS" is defined in Section 2.6.

"FINANCING COMMITMENTS" is defined in Section 3.7.

"FORTRAN" is defined in the Preamble.

"GAAP" is defined in Section 1.4(a)

"GLASER EMPLOYMENT AGREEMENT" is defined in Section 9.11.

"GOVERNMENTAL ENTITY" is defined in Section 2.4.

"GROUP" is defined in paragraph 1 of the Introduction.

"GROUP ACCOUNTS RECEIVABLE" is defined in Section 2.24.

"GROUP EQUITY" is defined in paragraph 2 of the Introduction.

"GROUP INTELLECTUAL PROPERTY" is defined in Section 2.12(b).

"GROUP INVENTORY" is defined in Section 2.25.

"GROUP MEMBER" is defined in paragraph 1 of the Introduction.

"GROUP PLANS" is defined in Section 2.16(a).

"HART-SCOTT-RODINO ACT" is defined in Section 2.4.

"INDEBTEDNESS FOR BORROWED MONEY" is defined in Section 4.3.

"INDEMNIFIED PARTY" is defined in Section 6.3.

"INDEMNIFYING PARTY" is defined in Section 6.3.

"INFORMATION" is defined in Section 9.1(a).

"INTERCOMPANY INDEBTEDNESS" is defined in Section 4.3.

"INTERIM FINANCIAL STATEMENTS" is defined in Section 2.6.

"LEASED REAL PROPERTY" is defined in Section 2.11(b).

"LLC SUBSIDIARY" is defined in the Preamble.

"LP INTEREST" is defined in paragraph 2 of the Introduction.

"MAHON" is defined in the Preamble.

"MATERIAL ADVERSE EFFECT" is defined in Section 2.7.

"MEMBERSHIP ENCUMBRANCES" is defined in Section 2.2(d).

"MEMBERSHIP INTEREST" is defined in paragraph 2 of the Introduction.

"MOST RECENT BALANCE SHEET" is defined in Section 2.10.

"MULTI-EMPLOYER PLAN" is defined in Section 2.16(a).

"NEUTRAL ACCOUNTANTS" is defined in Section 1.4(c).

"OLD TRANSFERRED ACCOUNTS RECEIVABLE" is defined in Section 9.10(a).

"PARENT" is defined in the Preamble.

"PARTIES" is defined in the Preamble.

"PARTNERSHIP INTERESTS" is defined in Section 2.2(e).

"PERMITS" is defined in Section 2.19.

"REAL PROPERTY LEASE" is defined in Section 2.11(b).

"SECURITIES ACT" is defined in Section 2.2(c).

"SECURITY INTEREST" is defined in Section 2.4.

"SELLER INDEMNIFIED PROPERTY" is defined in Section 6.2.

"SELLER'S 401(k) PLAN" is defined in Section 9.5(a).

"SELLER'S FLEXIBLE SPENDING PLAN" is defined in Section 9.5(b).

"SELLER" is defined in the Preamble.

"SHARE ENCUMBRANCES" is defined in Section 2.2(c).

"SHARES" is defined in paragraph 2 of the Introduction.

"SIGNIFICANT CUSTOMER" is defined in Section 2.21.

"SIGNIFICANT SUPPLIER" is defined in Section 2.21.

"SUPERIOR PROPOSAL" is defined in Section 4.7(a)(i)(A).

"TAX RETURNS" is defined in Section 2.9(a).

"TAXES" is defined in Section 2.9(a).

"TAXING AUTHORITY" is defined in Section 8.6.

"THRESHOLD AMOUNT" is defined in Section 6.5(b)(iii).

"TRANSITION SERVICES PERIOD" is defined in Section 9.5(g).

"UNREGISTERED INTELLECTUAL PROPERTY" is defined in Section 2.12(b).

"USOP CONFIRMATION" is defined in Section 5.1(m).

"WELFARE BENEFIT PLANS" is defined in Section 9.5(g).

"YEAR 2000 COMPLIANT" is defined in Section 2.27.

"YEAR 2000 PROBLEM" is defined in Section 2.27.